EXHIBIT 1


                          AGREEMENT AND PLAN OF MERGER

                          Dated as of December 5, 2003

                                  By and Among

                                 PROXYMED, INC.

                            PLANET ACQUISITION CORP.

                                       and

                             PLANVISTA CORPORATION


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                          AGREEMENT AND PLAN OF MERGER

     This Agreement and Plan of Merger (this "Agreement"), dated as of December 5, 2003, is entered into by and among ProxyMed, Inc., a Florida corporation ("Parent"), PlanVista Corporation, a Delaware corporation (the "Company"), and Planet Acquisition Corp., a Delaware corporation ("Sub") and a wholly owned subsidiary of Parent.

     WHEREAS the respective Boards of Directors of Parent, Sub and the Company have approved the merger (the "Merger") of Sub with and into the Company on the terms and subject to the conditions set forth in this Agreement;

     WHEREAS, the Board of Directors of the Company has determined that the Merger is consistent with and in furtherance of the long-term business strategy of the Company and in the best interests of the Company, the holders of the Series C Preferred Stock, par value $0.01 per share of the Company (the "Series C Stock") and the holders of the common stock, par value $0.01 per share, of the Company (the "Company Common Stock"), and has approved this Agreement, declared its advisability, and recommended that the stockholders of the Company adopt this Agreement;

     WHEREAS, the Board of Directors of Parent (i) has determined that the Merger is consistent with and in furtherance of the long-term business strategy of Parent and in the best interests of Parent and its shareholders and has approved and adopted this Agreement, the Merger and the other transactions contemplated by this Agreement and (ii) has recommended that the stockholders of Parent approve the issuance of shares of common stock, par value $0.001 per share, in Parent ("Parent Common Stock") in connection with the Merger and the other transactions contemplated hereby;

     WHEREAS, the Board of Directors of Sub has determined that the Merger is consistent with and in furtherance of the long-term business strategy of Sub and in the best interests of Sub and its stockholder and has approved this Agreement, declared its advisability, and recommended that Parent adopt this Agreement;

     WHEREAS, Parent, in its capacity as sole stockholder of Sub, will adopt this Agreement in accordance with the requirements of the General Corporation Law of the State of Delaware (the "DGCL") immediately after the execution and delivery of this Agreement; and

     WHEREAS, for federal income tax purposes, it is intended by Parent, Sub and the Company that the Merger shall qualify as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and that this Agreement shall constitute a plan of "reorganization;"

     WHEREAS, simultaneously with the execution and delivery of this Agreement and as a condition and inducement to the willingness of the Company to enter into this Agreement, the Company and certain shareholders of Parent (the "Parent Voting Shareholders") are entering into an agreement, dated as of the date hereof (the "Parent Voting Agreement") pursuant to which the Parent Voting Shareholders will agree to vote all of their shares of Parent Common Stock in favor of the issuance of shares of Parent Common Stock in connection with the Merger and to


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take certain other actions in furtherance of the transactions contemplated by this Agreement upon the terms and subject to the conditions set forth in the Parent Voting Agreement, substantially in the form attached hereto as Exhibit A;

     WHEREAS, simultaneously with the execution and delivery of this Agreement and as a condition and inducement to the willingness of Parent and Sub to enter into this Agreement, Parent and Sub and certain stockholders of the Company (the "Company Voting Stockholders") are entering into an agreement, dated as of the date hereof (the "Company Voting Agreement") pursuant to which the Company Voting Stockholders will agree to vote all of their shares of Company Common Stock or Series C Stock, as the case may be, in favor of the adoption of this Agreement and to take certain other actions in furtherance of the transactions contemplated by this Agreement upon the terms and subject to the conditions set forth in the Company Voting Agreement, substantially in the form attached hereto as Exhibit B; and

     WHEREAS, Parent, Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

     NOW, THEREFORE, the parties hereto agree as follows:

                              ARTICLE I. THE MERGER

1.01. The Merger. On the terms and subject to the satisfaction or waiver of the conditions set forth in this Agreement, and in accordance with the DGCL, Sub shall be merged with and into the Company at the Effective Time (as defined in Section 1.02). At the Effective Time, the separate corporate existence of Sub shall cease and the Company shall continue as the surviving corporation (the "Surviving Corporation"). The Surviving Corporation shall possess all the rights, privileges, immunities, powers and franchises of the Company and Sub, and the Surviving Corporation shall by operation of law become liable for all of the debts, liabilities and duties of the Company and Sub.

1.02. Effective Time; Closing. As promptly as practicable (and in any event within two business days) after the satisfaction or waiver of the conditions set forth in Article VII hereof (other than those conditions that by their nature are to be satisfied at the Closing), the parties hereto shall cause the Merger to be consummated by filing a certificate of merger (the "Certificate of Merger") with the Secretary of State of the State of Delaware and by making all other filings required under the DGCL in connection with the Merger, in such form as is required by, and executed in accordance with the relevant provisions of, the DGCL. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware, or at such later time as the parties hereto agree and as shall be specified in the Certificate of Merger (the date and time the Merger becomes effective, the "Effective Time"). On the date of such filing, a closing (the "Closing") shall be held at 10:00 a.m., Eastern Standard Time, at the offices of Holland & Knight LLP, One East Broward Boulevard, Suite 1300, Fort Lauderdale, Florida 33301, or at such other time and location as the parties hereto shall otherwise agree. The date on which the Closing occurs is referred to in this Agreement as the "Closing Date."


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1.03. Effects. At the Effective Time, the Merger shall have the effects set forth in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL.

1.04. Certificate of Incorporation and By-laws.

     (a) The Certificate of Incorporation of the Company shall be amended in the Merger to read in its entirety in the form of Exhibit C attached hereto, and, as so amended, such Certificate of Incorporation shall be the Certificate of Incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law (as defined in Section 3.05).

     (b) Subject to Section 6.06, at the Effective Time, Parent shall cause the By-laws of Sub, as in effect immediately prior to the Effective Time, a copy of which has been provided to the Company prior to or on the date of this Agreement, to be the By-laws of the Surviving Corporation until thereafter changed or amended as provided by applicable Law.

1.05. Directors. At the Closing, Parent shall take all requisite action to cause the directors of Sub to be the directors of the Surviving Corporation and such directors shall hold office until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

1.06. Officers. At the Closing, Parent shall designate the officers of the Surviving Corporation and such officers shall hold office until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be.

                 ARTICLE II. EFFECT ON THE CAPITAL STOCK OF THE
               CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES

2.01. Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Sub, the Company or the holders of any of the following securities:

     (a) Capital Stock of Sub. Each issued and outstanding share of capital stock of Sub shall be converted into and become one validly issued, fully paid and non-assessable share of common stock, par value $0.01 per share, of the Surviving Corporation ("Surviving Corporation Common Stock"), and shall constitute the only outstanding shares of capital stock of the Surviving Corporation. Following the Effective Time, each certificate evidencing ownership of shares of Sub common stock shall evidence ownership of such shares of Surviving Corporation Common Stock.

     (b) Cancellation of Treasury Stock and Parent-Owned Stock. Each share of Company Common Stock or warrant for the purchase of shares of Company Common Stock that is owned directly by the Company, Parent or Sub or any direct or indirect wholly owned subsidiary of Company or of Parent shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and no other consideration shall be delivered or deliverable in exchange therefor. Parent agrees that its warrant to purchase Company Common Stock will be canceled at the Effective Time with no consideration being deliverable in respect thereof.


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     (c) Stock Options.

          (i) All stock options ("Company Options") outstanding, whether or not exercisable and whether or not vested, at the Effective Time under those stock options plans described in Schedule 2.01(c) (collectively, the "Company Stock Option Plans"), and all stock appreciation rights linked to the price of Company Common Stock and granted under any Company Stock Option Plan (a "Company SAR") shall be canceled at or prior to the Effective Time. As soon as practicable following the date of this Agreement, the Company Board of Directors (or, if appropriate, any committee administering the Company Stock Option Plans) shall adopt such resolutions or take such other actions as are required to effect such cancellation. The Company Stock Option Plans shall terminate as of the Effective Time, and the provisions in any other benefit plan providing for the issuance, transfer or grant of any capital stock of the Company or any interest in respect of any capital stock of the Company shall be deleted as of the Effective Time, and the Company shall ensure that following the Effective Time no holder of Company Option or Company SARs or any participant in any Company Stock Option Plan or other Company benefit plan shall have any right thereunder to acquire any capital stock of the Company or the Surviving Corporation. For purposes of the foregoing, those certain warrants dated April 12, 2002 between the Company and Centra Benefits Services, Inc. for the purchase of an aggregate of 200,00 shares of Company Common Stock at a price of $6.398 per Company share may not be canceled by the Company prior to the Closing. The Company represents that if such warrants are not canceled such warrants will be adjusted such that they are exercisable for the purchase of up to 17,379 shares of Parent Common Stock at an exercise price of $73.63 per share. The Company agrees to use commercially reasonable efforts to cause such warrants to be canceled prior to the Closing.

          (ii) At the Effective Time, the Compensation Committee of the Board of Directors of Parent (the "Parent Compensation Committee") shall grant to those officers and employees of the Company identified by the Compensation Committee of the Board of Directors of the Company (the "Company Compensation Committee") who continue as officers and employees of the Surviving Corporation after the Closing, options under Parent's stock option plans to purchase an aggregate of 200,000 shares of Parent Common Stock in amounts as determined by the Company Compensation Committee. The persons named to receive such options and the amounts thereof must be approved by the Parent Compensation Committee provided that the Parent Compensation Committee shall not unreasonably withhold, delay or condition such approval. The options so granted shall have an exercise price equal to the lower of the last reported sale price of the Parent's Common Stock on the Nasdaq Stock Market on the Closing Date or $17.74 per share. All such options shall vest over a three year period commencing on the grant date, such that two-thirds of each such option shall vest on the first anniversary of the grant date, and the remaining one-third of each such option shall vest on the third anniversary of the grant date.

          (iii) Schedule 2.01(c) sets forth a list of all Company Options and Company SARs as of the date hereof, including the name of the holder of each such Company Option or Company SAR, the number of shares of Company Common Stock subject thereto, the exercise price thereof and whether vesting of such Company Option or Company SAR would (but for the operation of paragraph 2.01(c)(i)) be accelerated immediately prior to the consummation of the Merger (either alone or in conjunction with any other event).

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          (iv) The Company has heretofore taken or shall take all actions with respect to the Company Stock Option Plans and the Company Options and Company SARs that are necessary to implement the provisions of this and the other matters noted in Schedule 2.01(c). Parent has heretofore taken or shall take all actions that are necessary to implement the provisions of this Section 2.01(c), including all corporate action necessary to reserve for issuance 200,000 shares of Parent Common Stock for delivery upon exercise of new Parent options pursuant to the terms set forth in this Section 2.01(c).

     (d) Conversion of Company Common Stock

          (i) Subject to Sections 2.01(b) and 2.02(e), each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares) will be canceled and extinguished and automatically converted (subject to Section 2.02(e)) into the right to receive a fraction of one fully paid and nonassessable share of Parent Common Stock, the numerator of which is (A) 1,826,829 (the "Common Pool") and the denominator of which is (B) the total number of issued and outstanding shares of Company Common Stock immediately prior to the Effective Time (such fraction being referred to in this Agreement as the "Common Stock Exchange Ratio") upon surrender of the certificate representing such share of Company Common Stock in the manner provided in Section 2.02. Notwithstanding the foregoing, in the event any shares of Series C Stock shall convert into Company Common Stock after the execution and delivery hereof, (I) the Common Pool shall be increased by a number equal to the following: the number of shares of Company Common Stock issued upon such conversion of Series C Stock, multiplied by a fraction, the numerator of which is (A) the Common Pool immediately prior to such conversion and the denominator of which is (B) the total number of issued and outstanding shares of Company Common Stock immediately prior to such conversion; and (II) the Preferred Pool shall be decreased by the same amount that the Common Pool is increased.

          (ii) Subject to Sections 2.01(b) and 2.02(e), each share of Series C Stock issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares) will be canceled and extinguished and automatically converted (subject to Section 2.02(e)) into the right to receive a fraction of one fully paid and nonassessable share of Parent Common Stock, the numerator of which is
(A) 1,773,171 (the "Preferred Pool") and the denominator of which is (B) the total number of issued and outstanding shares of Series C Stock immediately prior to the Effective Time (such fraction being referred to in this Agreement as the "Series C Exchange Ratio") upon surrender of the certificate representing such share of Series C Stock in the manner provided in Section 2.02.

          (iii) The shares of Parent Common Stock issuable upon the conversion of shares of Company Common Stock and Series C Stock pursuant to this Section
2.01 are referred to collectively as the "Merger Consideration." As of the Effective Time, all shares of Company Common Stock and Series C Stock shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate representing any such shares of Company Common Stock or Series C Stock shall cease to have any rights with respect thereto, except the right to receive Merger Consideration upon surrender of such certificate in accordance with Section 2.02, without interest.


                                      -5-

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          (iv) The Common Stock Exchange Ratio and the Series C Exchange Ratio
shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Parent Common Stock, Company Common Stock or Series C Stock), reorganization, recapitalization, reclassification or other like change with respect to Parent Common Stock, Company Common Stock or Series C Stock occurring on or after the date hereof and prior to the Effective Time.

          (v) In the event that the actual amount of Capped Expenses (as such term is defined in Section 3.18(b)) exceed the amount of such Capped Expenses set forth on Schedule 3.18(b), then the total number of shares of Parent Common Stock issuable as Merger Consideration shall be reduced by an amount equal to
(A) the difference between the actual amount of the Capped Expenses and the amount of such Capped Expenses set forth on Schedule 3.18(b) divided by (B) $14.25 (such number of shares of Parent Common Stock being referred to as the "Adjustment Shares"). The Common Pool will be reduced by an amount equal to the number of Adjustment Shares multiplied by a fraction the numerator of which is the then Common Pool and the denominator of which is the sum of the then Common Pool and the Preferred Pool, and the Preferred Pool will be reduced by an amount equal to the number of Adjustment Shares multiplied by a fraction the numerator of which is the then Preferred Pool and the denominator of which is the sum of the then Common Pool and the Preferred Pool.

     (e) 401(k) Plans. To the extent requested in writing by Parent no later than ten business days prior to the Closing Date, the Company shall take (or cause to be taken) all actions necessary or appropriate to terminate, effective as of the Closing Date, any Company Plan (as defined in Section 3.11(a)) that contains a cash or deferred arrangement intended to qualify under Section 401(k) of the Code (the "401(k) Plans") in accordance with the provisions of the 401(k) Plans and applicable Law.

     (f) Severance Agreements. Upon the request of Parent, the Company and its subsidiaries agree that they shall terminate any and all group severance, separation, retention and salary continuation plans, programs, agreements or arrangements prior to the Closing Date other than agreements that by their terms cannot be unilaterally terminated by the Company and are set forth on Schedule 2.01(f).

2.02. Exchange of Certificates.

     (a) Exchange Agent. Parent shall select an institution reasonably acceptable to the Company to act as the exchange agent (the "Exchange Agent") in the Merger and shall enter into an agreement with the Exchange Agent, reasonably satisfactory to the Company.

     (b) Exchange Fund. At the Effective Time, Parent shall deliver to the Exchange Agent for exchange in accordance with this Article II, the shares of Parent Common Stock (such shares of Parent Common Stock, together with cash in lieu of fractional shares and any dividends or distributions with respect thereto, are hereinafter referred to as the "Exchange Fund") issuable pursuant to Section 2.01(d) and Section 2.02(e) in exchange for outstanding shares of Company Common Stock.

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     (c) Exchange Procedures. Immediately after the Effective Time, Parent shall instruct the Exchange Agent to mail to each holder of record of a certificate or certificates ("Certificates") which immediately prior to the Effective Time represented outstanding shares of Company Common Stock or Series C Stock whose shares were converted into the right to receive shares of Parent Common Stock pursuant to Section 2.01(d), cash in lieu of any fractional shares pursuant to
Section 2.02(e) and any dividends or other distributions pursuant to Section 2.02(d), (i) a letter of transmittal in customary form (that shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass only upon proper delivery of the Certificates to the Exchange Agent and shall contain such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Parent Common Stock. Upon surrender of Certificates for cancellation to the Exchange Agent together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, the holders of such Certificates shall be entitled to receive in exchange therefor the number of whole shares of Parent Common Stock (after aggregating all Certificates surrendered by such holder) to which such holder is entitled pursuant to Section 2.01(d) (which shall be in uncertificated book entry form unless a physical certificate is requested or required by applicable law or regulation), payment in lieu of fractional shares that such holders have the right to receive pursuant to Section 2.02(e) and any dividends or distributions payable pursuant to Section 2.02(d), and the Certificates so surrendered shall forthwith be canceled. Until so surrendered, outstanding Certificates will be deemed from and after the Effective Time, for all corporate purposes, to evidence only the right to receive the number of full shares of Parent Common Stock which such shares of Company Common Stock or Series C Stock shall be entitled pursuant to the terms hereof and the right to receive an amount in cash in lieu of the issuance of any fractional shares in accordance with Section 2.02(e) and any dividends or distributions payable pursuant to
Section 2.02(d). No interest will be paid or accrued on any cash payable in lieu of fractional shares of Parent Common Stock or on any unpaid dividends or distributions payable to holders of Certificates. In the event of a transfer of ownership of shares of Company Common Stock or Series C Stock that is not registered in the transfer records of Company, a certificate representing the proper number of shares of Parent Common Stock and cash may be issued to a transferee if the Certificate representing such shares of Company Common Stock or Series C Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid.

     (d) Distributions With Respect to Unexchanged Shares. No dividends or other distributions declared or made after the date of this Agreement with respect to Parent Common Stock with a record date after the Effective Time will be paid to the holders of any unsurrendered Certificates until the holders of record of such Certificates shall surrender such Certificates. Subject to applicable Law, following surrender of any such Certificates, the Exchange Agent shall deliver to the record holders thereof, without interest, (i) immediately after such surrender, the amount of any cash payable with respect to a fractional share of Parent Common Stock to which such holder is entitled pursuant to Section 2.02(e) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock to which such holder is entitled pursuant to Section 2.01(d), and
(ii) at the appropriate payment date, the amount of dividends or other distributions


                                      -7-

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with a record date after the Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to such whole shares of Parent Common Stock.

     (e) Fractional Shares. No fraction of a share of Parent Common Stock will be issued by virtue of the Merger, but in lieu thereof each holder of shares of Company Common Stock or Series C Stock who would otherwise be entitled to a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock that otherwise would be received by such holder) shall, upon surrender of such holder's Certificate(s), receive from Parent an amount of cash (rounded to the nearest whole cent), without interest, less the amount of any withholding taxes as contemplated by Section 2.02(f), which is required to be withheld with respect thereto, equal to the product of: (i) such fraction, multiplied by (ii) the average closing sale price of one share of Parent Common Stock for the ten most recent trading days that Parent Common Stock has traded ending on the trading day one day prior to the Closing Date, as reported on The Nasdaq Stock Market.

     (f) Required Withholding. Each of the Exchange Agent, Parent and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of Company Common Stock or Series C Stock such amounts as may be required to be deducted or withheld therefrom under the Code or under any provision of state, local or foreign tax law or under any other applicable Law (as defined in Section 3.05(a)). To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the person to whom such amounts would otherwise have been paid.

     (g) Lost, Stolen or Destroyed Certificates. In the event that any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue and pay in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, certificates representing the shares of Parent Common Stock into which the shares of Company Common Stock or Series C Stock formerly represented by such Certificates were converted into the right to receive pursuant to Section 2.01(d), cash in lieu of fractional shares, if any, as may be required pursuant to Section 2.02(e) and any dividends or distributions payable pursuant to Section 2.02(d); provided, however, that Parent may, in its discretion and as a condition precedent to the issuance of such certificates representing shares of Parent Common Stock, cash and other distributions, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent, the Surviving Corporation or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

     (h) No Liability. Notwithstanding anything to the contrary in this Section 2.02, neither the Exchange Agent, Parent, the Surviving Corporation nor any party hereto shall be liable to a holder of shares of Parent Common Stock, Company Common Stock or Series C Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

     (i) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of Company Common Stock or Series C Stock for six months after the Effective Time shall be delivered to Parent, upon demand, and any holders of


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Company Common Stock or Series C Stock who have not theretofore complied with the provisions of this Section 2.02 shall thereafter look only to Parent for the shares of Parent Common Stock, any cash in lieu of fractional shares of Parent Common Stock to which they are entitled pursuant to Section 2.02(e) and any dividends or other distributions with respect to Parent Common Stock to which they are entitled pursuant to Section 2.02(d), in each case, without any interest thereon.

     (j) Dissenting Shares. Any Dissenting Shares will not be converted into the right to receive shares of Parent Common Stock as provided in Section 2.01(d) and cash in lieu of fractional shares of Parent Common Stock to which they are entitled pursuant to Section 2.02(e), but will be converted into the right to receive such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to the DGCL. The Company will give Parent prompt notice (and in any case, within one business day) of any demand received by the Company for appraisal of shares of Company Common Stock or Series C Stock, and Parent and the Company will jointly control all negotiations and proceedings with respect to such demand. The Company agrees that, except with Parent's prior written consent which shall not be unreasonably withheld, delayed or conditioned, it will not voluntarily make any payment with respect to, or settle or offer to settle, any such demand for appraisal. If any Company stockholder fails to make an effective demand for payment or otherwise loses its status as a holder of Dissenting Shares, Parent will, as of the later of the Effective Time or ten business days from the occurrence of such event, issue and deliver, upon surrender by such Company stockholder of its Certificate(s), the shares of Parent Common Stock, any cash payment in lieu of fractional shares, and any dividends or other distributions with respect to Parent Common Stock to which they are entitled pursuant to Section 2.02(d), in each case without interest thereon, to which such Company stockholder would have been entitled to under
Section 2.01(d) and Section 2.02(e), subject to the other provisions of this Agreement. "Dissenting Shares" means any shares of Company Common Stock or Series C Stock that are outstanding immediately prior to the Effective Time held by a person who has properly demanded appraisal for such shares in accordance with the DGCL in connection with the Merger.

2.03. No Further Ownership Rights in Company Common Stock. All shares of Parent Common Stock issued in accordance with the terms hereof (including any cash paid in respect thereof pursuant to Section 2.02(e) or Section 2.02(d)) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Common Stock or Series C Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Common Stock or Series C Stock that were outstanding immediately prior to the Effective Time. If after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article II.

2.04. Restricted Stock. If any shares of Company Common Stock or Series C Stock that are outstanding immediately prior to the Effective Time are unvested or are subject to a repurchase option, risk of forfeiture or other condition providing that such shares may be forfeited or repurchased by Company upon any termination of the stockholder's s employment, directorship or other relationship with Company (and/or any Affiliate (as defined herein) of Company) under the terms of any restricted stock purchase agreement or other agreement with Company, then the shares of Parent Common Stock issued upon the conversion of such shares of Company

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Common Stock or Series C Stock in connection with the Merger will continue to be unvested and subject to the same repurchase options, risks of forfeiture or other conditions following the Effective Time, and the certificates representing such shares of Parent Common Stock may accordingly be marked with appropriate legends noting such repurchase options, risks of forfeiture or other conditions. The Company shall take all actions that may be necessary to ensure that, from and after the Effective Time, Patent is entitled to exercise any such repurchase option or other right set forth in any such restricted stock purchase agreement or other agreement.

2.05. Tax Consequences. It is intended by the parties hereto that the Merger shall constitute a "reorganization" within the meaning of Section 368 of the Code. The parties hereto adopt this Agreement as a "plan of reorganization" within the meaning of Sections 1.368-2(g) and 1.3683(a) of the United States Income Tax Regulations.

2.06. Further Action. At and after the Effective Time, the officers and directors of Parent and the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of Company, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of Company, any other actions to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger. Parent shall cause Sub to perform all of its obligations relating to this Agreement and the transactions contemplated hereby.

                                  ARTICLE III.
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     Except as set forth in the disclosure schedule delivered by the Company to the Sub and the Parent in connection with the execution of the Agreement (the "Company Disclosure Schedule"), the Company represents and warrants to Parent and Sub all of the statements contained in this Article III. The Company Disclosure Schedule shall be arranged in sections corresponding to the numbered and lettered sections contained in Article III and shall qualify only the corresponding sections in this Article and any other section hereof where it is reasonably clear upon a reacting of such disclosure that the disclosure should apply to such other section.

3.01. Organization, Standing and Power.

     (a) The Company and each of its subsidiaries (the "Company Subsidiaries") is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is organized and has full corporate power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals, and has made all filings, registrations and declarations, in each case whether domestic or foreign, necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted in each case other than such franchises, licenses, permits, authorizations, approvals, filings, registrations and declarations the lack of which, individually and in the aggregate, has not had and would not reasonably be likely to have a material adverse effect on (i) the business, assets, liabilities, capitalization, operations, financial condition, or results of operation of the Company and the Company Subsidiaries, taken as a whole, including a termination of the Company's relationship with a material customer or a substantial diminution in such relationship, (ii) the ability of the Company to consummate the Merger and the transactions contemplated thereby or perform its obligations under this Agreement, or (iii) the ability of Parent to operate the business of the Company and each of the Company Subsidiaries immediately after the Closing (collectively, a "Company Material Adverse Effect"); provided, however, that, in no event shall any of the following, alone or in combination, be deemed to constitute, nor taken into account in determining whether a Company Material Adverse Effect has occurred: (i) general economic or financial market conditions or conditions generally affecting the industry in which the Company is engaged,
(ii) the announcement or pendency of the Merger or any other transactions expressly contemplated hereby, (iii) compliance with the terms and conditions of this Agreement, (iv) a change in the stock price or trading volume of the Company (or any failure of the Company to meet published revenue or earnings projections), provided that clause (iv) shall not exclude any underlying effect which is attributable to any of the foregoing and may have caused a failure of the Company to meet published revenue or earnings projections, (v) any election of stockholders of the Company to seek appraisal of their shares in accordance with the DGCL, (vi) any change in accounting requirements or principles or any change in applicable Laws, rules, or regulations or the interpretation thereof, or (vii) any litigation or other similar proceeding arising out of or in connection with this Agreement or the transactions contemplated hereby.

     (b) The Company and each Company Subsidiary is duly qualified or licensed to do business in, and is in good standing in, each jurisdiction where the nature of its business or the ownership or leasing of its properties make such qualification necessary, except where the failure to do so would cause a Company Material Adverse Effect. The Company has made available to Parent true and complete copies of the certificate of incorporation of the Company, as amended to the date of this Agreement (as so amended, the "Company Charter"), and the by-laws of the Company, as amended to the date of this Agreement (as so amended, the "Company By-laws"), and the comparable charter and organizational documents of each Company Subsidiary, in each case as amended through the date of this Agreement.

3.02. Company Subsidiaries; Equity Interests.

     (a) Schedule 3.02 lists each Company Subsidiary and its jurisdiction of organization. All the outstanding shares of capital stock of each Company Subsidiary have been validly issued and are fully paid and nonassessable and are owned by the Company, a wholly-owned subsidiary of Company, or Company and another wholly-owned subsidiary of Company, free and clear of all pledges, liens, charges, mortgages, encumbrances and security interests of any kind or nature whatsoever (collectively, "Liens").

     (b) Except for its interests in the Company Subsidiaries and except for the ownership interests set forth in Schedule 3.02, the Company does not own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any person.

3.03. Capital Structure. The authorized capital stock of the Company consists of 100,000,000 shares of the Company Common Stock and 20,000,000 shares of preferred stock, 40,000 of which are designated as Series C Stock and the remainder of which are undesignated.

At the close of business on December 4, 2003, (i) 16,995,481 shares of Company Common Stock were issued and outstanding, (ii) 33,536 shares of the Company's Series C Stock were issued and outstanding, (iii) 7,940 shares of Company Common Stock were held by the Company in its treasury, (iv) 5,426,869 shares of Company Common Stock were subject to outstanding Company Options granted under Company Stock Option Plans and 299,031 additional shares of Company Common Stock were reserved for issuance pursuant to the Company Stock Option Plans, (v) 25,215,038 shares of Company Common Stock were reserved for issuance upon the conversion of issued and outstanding Series C Stock, (vi) 35,492 shares of Company Common Stock have yet to be issued under Company Director Equity Plans and 3,016 additional shares of Company Common Stock were reserved for issuance pursuant to the Company Director Equity Plans, (vii) 61,192 shares of Company Common Stock have been issued under Company Options granted under Company Stock Purchase Plans and 188,808 additional shares of Company Common Stock were reserved for issuance pursuant to the Company Stock Purchase Plans, (viii) 96,000 shares of Company Common Stock were subject to outstanding Company Options granted under Company Consultant Stock Option Plans and 3,800 additional shares of Company Common Stock were reserved for issuance pursuant to the Company Consultant Stock Option Plans, (ix) 200,000 shares of Company Common Stock were reserved for issuance upon the conversion of issued and outstanding Company warrants, excluding the Company warrant held by Parent and (x) 4,785,085 shares of Company Common Stock reserved for issuance upon the conversion of the Centra Benefit Services, Inc. and PVC Funding Partners LLC notes. Except as set forth above, at the close of business on December 4, 2003, no shares of capital stock or other voting securities of the Company were issued, reserved for issuance or outstanding other than shares reserved for issuance for the Company's make-whole obligation set forth in the Registration Rights Agreement between the Company and HealthPlan Holdings, Inc. dated June 18, 2001 and shares reserved for issuance upon the exercise of the Company Warrant held by Parent. All outstanding shares of Company Common Stock are, and all such shares that may be issued prior to the Effective Time will be when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the Company Charter, the Company By-laws or any Contract (as defined in Section 3.05) to which the Company is a party or otherwise bound. There are not any bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Company Common Stock or Series C Stock may vote ("Voting Company Debt"). Except as set forth on Schedule 3.03, as of the date of this Agreement, there are not any options, warrants, rights, convertible or exchangeable securities, "phantom" stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which the Company or any Company Subsidiary is a party or by which any of them is bound (i) obligating the Company or any Company Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in, the Company or of any Company Subsidiary or any Voting Company Debt, (ii) obligating the Company or any Company Subsidiary to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking or (iii) that give any person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights occurring to holders of Company Common Stock. No anti-dilution rights or pre-emptive rights of any capital stock or other securities issued by the Company shall be triggered as a result of the transactions contemplated hereby. As of the date of this Agreement, there are not any outstanding contractual obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any Company Subsidiary. Neither the Company nor any of its affiliates, as such term is defined in Rule 405 promulgated under the Securities Act of 1933, as amended (the "Securities Act") (each, an "Affiliate"), is a party to or is bound by any agreements or understandings with respect to the voting (including voting trusts and proxies) or sale or transfer (including agreements imposing transfer restrictions) of any shares of capital stock or other equity interests of the Company or any of the Company Subsidiaries. There are no registration rights of any nature granted by the Company to any of the Company Subsidiaries.

3.04. Authority; Execution and Delivery; Enforceability.

         (a) The Company has all requisite corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party, and, subject to obtaining adoption of this Agreement by the affirmative vote of the holders of a majority in voting power of the outstanding shares of the Company's Common Stock and the Series C Stock, voting together as a single class (the "Company Stockholder Approval"), to consummate the transactions contemplated hereby and thereby. The execution, delivery, and performance by the Company of this Agreement and the Ancillary Agreements to which the Company is a party, and the consummation by the Company of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary corporate action on the part of the Company and, except for obtaining the Company Stockholder Approval, no other corporate action on the part of the Company is necessary to authorize the execution and delivery by the Company of this Agreement and the Ancillary Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby. The Company has duly executed and delivered this Agreement and the Ancillary Agreements, and this Agreement and the Ancillary Agreements constitute a legal, valid and binding obligation (subject to the Company Stockholder Approval with respect to the Merger if required by Law) of the Company, enforceable against it in accordance with their terms, except to the extent that enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar Laws of general applicability relating to or affecting the enforcement of creditors' rights and by the effect of the principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

         (b) The Board of Directors of the Company has unanimously (except for Michael Falk, who abstained from voting) by resolutions duly adopted at a meeting duly called and held and not subsequently rescinded or modified (i) determined that the Merger is fair to, and in the best interests of the Company and its stockholders, (ii) approved this Agreement and the transactions contemplated hereby, including the Merger, (iii) declared the advisability of the Agreement and recommended that the stockholders of the Company adopt this Agreement, and (iv) directed that such matter be submitted to Company stockholders at the Company Stockholders' Meeting (as defined below). No state anti-takeover, control share acquisition, fair price, moratorium or other similar statute or regulation (each a "Takeover Statute") (including Section 203 of the DGCL, which is inapplicable to the Company) is applicable to the execution, delivery or performance of this Agreement or to the consummation of the Merger without any further action on the part of the Company or its Board of Directors or any committee thereof. The restrictions on business combinations (as defined in Section 203(c)(3) of the DCCL) contained in Section 203 of the DGCL do not apply to this Agreement, the Merger or the transactions contemplated thereby or hereby pursuant to Section 203(b)(4) of the DGCL.

3.05. No Conflicts; Consents.

         (a) The execution and delivery by the Company of this Agreement does not, and the consummation of the Merger and compliance with the terms hereof will not, result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any person under, or result in the creation of any Lien upon any of the properties or assets of the Company or any Company Subsidiary under, any provision of (i) the Company Charter, the Company By-laws or the comparable charter or organizational documents of any Company Subsidiary, (ii) any contract, lease, license, indenture, note, bond, agreement, permit, concession, franchise or other instrument (a "Contract") to which the Company or any Company Subsidiary is a party or by which any of their respective properties or assets is bound or
(iii) subject to the filings and other matters referred to in Section 3.05(b), any judgment, order, injunction or decree, domestic or foreign ("Judgment"), or statute, law (including common law), legislation, interpretation, ordinance, rule or regulations, domestic or foreign ("Law"), applicable to the Company or any Company Subsidiary or their respective properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that, individually and in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

         (b) No consent, approval, license, permit, order or authorization ("Consent") of, or registration, declaration or filing with, any Federal, state, local or foreign government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign (a "Governmental Entity") is required to be obtained or made by or with respect to the Company or any Company Subsidiary in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby, other than (i) if required, compliance with and filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (ii) the filing with the Securities and Exchange Commission ("SEC") of (A) a proxy or information statement relating to the adoption of this Agreement by the Company's stockholders, and (B) such reports under Section 13 of the Exchange Act as may be required in connection with this Agreement and the Merger, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of the other jurisdictions in which the Company is qualified to do business, (iv) such filings as may be required in connection with the Taxes described in Section 6.10, (v) compliance with and filings under any foreign jurisdictions, in each case if and to the extent required, and (vi) such other items that, individually and in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

3.06. SEC Documents; Undisclosed Liabilities; Closing Date Liabilities.

         (a) The Company has filed with the SEC, and has heretofore made available to Parent, true and complete copies of all forms, reports, schedules, statements and other documents required to be filed by the Company and the Company Subsidiaries since December 31, 2000 under the Exchange Act and the Securities Act (as such documents have been amended since the time of their filing, collectively, the "Filed Company SEC Documents"). As of their respective dates, each Filed Company SEC Document, including any financial statements or schedules included therein (a) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and (b) complied in all material respects with the applicable requirements of the Exchange Act or the Securities Act, as the case may be, the Sarbanes-Oxley Act of 2002 since the applicable effective date thereunder and the applicable rules and regulations of the SEC thereunder. As of the date of this Agreement, the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2002 (filed on March 31, 2003) as amended by the amendment filed on November 25, 2003 (the "2002 Form 10-K"), its definitive Proxy Statement with respect to its 2002 Annual Meeting (filed on April 18, 2003), and its Quarterly Report on Form 10-Q for the quarter ended September 30, 2003 (filed on November 14, 2003) (collectively, the "2003 SEC Documents") taken together do not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of the Company included in the Filed Company SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto as of the dates of their respective filing, were prepared in accordance with generally accepted accounting principles applicable in the United States of America ("GAAP") (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).

         (b) Except as set forth in the Filed Company SEC Documents, neither the Company nor any Company Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on a consolidated balance sheet of the Company and its consolidated subsidiaries or in the notes thereto, other than liabilities or obligations incurred in the ordinary course of business consistent with past practice since the date of the most recent financial statements included in the Filed Company SEC Documents.

         (c) Excluding the Series C Stock for purposes hereof, debt that would be required by GAAP to be set forth on a consolidated balance sheet of the Company and its consolidated subsidiaries or in the notes thereto, if such a balance sheet were prepared at and as of the date immediately preceding the Closing Date (but after giving effect to the transactions contemplated to be consummated at the Closing), will not exceed an aggregate of $26,700,000 and will consist only of the debt set forth on Schedule 3.06(c).

3.07. Information Supplied. The information supplied by the Company for inclusion in the Form S-4 Registration Statement (or any similar successor form thereto) to be filed by Parent with the SEC in connection with the issuance of Parent Common Stock in connection with the Merger (the "Registration Statement") shall not at the time the Registration Statement is filed with the SEC and at the time it becomes effective under the Securities Act contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The information supplied by the Company for inclusion or incorporation by reference in the proxy statement/prospectus to be filed with the SEC as part of the Registration Statement (the "Proxy Statement/Prospectus") shall not, on the date the Proxy Statement/Prospectus is mailed to the Company's stockholders or Parent's stockholders, at the time of the meeting of the Company's stockholders (the "Company Stockholders' Meeting") to consider the Company Stockholder Approval, at the time of the meeting of Parent's stockholders (the "Parent Stockholders' Meeting") to consider the Parent Stockholder Approval (as defined in Section 4.05) or as of the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Stockholders' Meeting or the Parent Stockholders' Meeting which has become false or misleading. The proxy statement included in the Proxy Statement/Prospectus will comply as to form in all material respects with the provisions of the Exchange Act and the Securities Act and the rules and regulations thereunder. If at any time prior to the Effective Time any event relating to the Company or any of its Affiliates, officers or directors should be discovered by the Company which is required to be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement/Prospectus, the Company shall promptly inform Parent.

3.08. Absence of Certain Changes or Events. From the date of the most recent audited financial statements included in the Filed Company SEC Documents, the Company has conducted its business only in the ordinary course, and during such period there has not been:

                  (i) any event, change, effect or development that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect;

                  (ii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any Company Common Stock or Series C Stock or any repurchase for value by the Company of any Company Common Stock or Series C Stock (other than dividends in Series C Stock to Series C Stockholders in accordance with the terms thereof and payments of interest in common stock under the Centra Benefit Services, Inc. and PVC Funding Partners LLC notes totaling in the aggregate approximately $4,788,085);

                  (iii) any split, combination or reclassification of any Company Common Stock or Series C Stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of Company Common Stock or Series C Stock;

                  (iv) (A) any granting by the Company or any Company Subsidiary to any current or former director, officer or employee of the Company or any Company Subsidiary of any increase in compensation, except to the extent required under employment agreements in effect as of the date of the most recent audited financial statements included in the Filed Company SEC Documents or, with respect to employees (other than directors, officers or key employees) in the ordinary course of business consistent with past practice and except for Company Stock Options that are reflected as outstanding in clause (iii) of
Section 3.03, (B) any granting by the Company or any Company Subsidiary to any such director, officer or employee of any material increase in severance or termination pay, except as was required under any employment, severance or termination policy, practice or agreements in effect as of the date of the most recent audited financial statements included in the Filed Company SEC Documents or (C) any entry by the Company or any Company Subsidiary into, or any amendment of, any employment, severance or termination agreement with any such director, officer or employee, except for such agreements or amendments with employees (other than directors, officers or key employees) that are entered into in the ordinary course of business consistent with past practice;

                  (v) any termination of employment or departure of any key employee of the Company or any Company Subsidiary;

                  (vi) any change in accounting methods, principles or practices by the Company or any Company Subsidiary materially affecting the consolidated assets, liabilities or results of operations of the Company, except insofar as may have been required by a change in GAAP;

                  (vii) any material elections with respect to Taxes (as defined in Section 3.09) by the Company or any Company Subsidiary or settlement or compromise by the Company or any Company Subsidiary of any material Tax liability or refund; or

                  (viii) any notification or, to the knowledge of the Company, threat, whether oral or in writing, that and there have not been, one or more material distributors, licensors, networks, customers or suppliers that have terminated or intend to terminate their respective business relationships or have modified or intend to modify such relationships with the Company and the Company Subsidiaries in a manner which would have a Company Material Adverse Effect.

3.09. Taxes.

         (a) Each of the Company and each Company Subsidiary has timely filed, or has caused to be timely filed on its behalf, all Tax Returns required to be filed by it, and all such Tax Returns are true, complete and accurate, except to the extent any failure to file or any inaccuracies in any filed Tax Returns, individually and in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. All Taxes of the Company and each of the Company Subsidiaries have been timely paid, except to the extent that any failure to pay, individually and in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any of its Company Subsidiaries currently is the beneficiary of any extension of time within which to file any Tax Return.

         (b) The most recent financial statements contained in the Filed Company SEC Documents reflect an adequate reserve (in accordance with GAAP) for all Taxes payable by the Company and the Company Subsidiaries for all taxable periods and portions thereof through the date of such financial statements (in addition to any reserve for deferred Taxes established to reflect timing differences between book and tax income). No deficiency with respect to any Taxes has been proposed, asserted or assessed against the Company or any Company Subsidiary, and no waivers of the time to assess any such Taxes are pending, except to the extent any such deficiency or waiver, individually and in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.

         (c) No foreign, federal, state, or local tax audits or administrative or judicial Tax proceedings are pending or being conducted with respect to the Company or any of the Company Subsidiaries. All material assessments for Taxes due with respect to completed and settled audits or proceedings or any concluded litigation have been fully paid, and the Company has delivered to Parent correct and complete copies of all examination reports and statements of deficiency with respect to such audits, proceedings, and litigations.

         (d) There are no Liens for Taxes (other than for current Taxes not yet due and payable and for which adequate reserves have been established in accordance with GAAP) on the property or assets of the Company or any Company Subsidiary. Neither the Company nor any Company Subsidiary is bound by any agreement with respect to Taxes.

         (e) No claim has been made by any authority in a jurisdiction within which the Company or any Company Subsidiary does not file Tax Returns that it is, or may be, subject to taxation by that jurisdiction.

         (f) Neither the Company nor any Company Subsidiary has constituted either a "distributing corporation" or a "controlled corporation" (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying or intended to qualify for tax-free treatment under Section 355 of the Code (A) in the two years prior to the date of this Agreement or (B) in a distribution that could otherwise constitute part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

         (g) The Company has delivered to Parent correct and complete copies of all federal, state and local income Tax Returns, of the Company and the Company Subsidiaries for the last four taxable years.

         (h) Neither the Company nor any of the Company Subsidiaries is a party to any agreement, contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in the payment of (i) any "excess parachute payment" within the meaning of Code ss.280G (or any corresponding provision of state, local or foreign Tax law) and (ii) any amount that will not be fully deductible as a result of Code 162(m) (or any corresponding provision of state, local or foreign Tax law).

         (i) Neither the Company nor any of the Company Subsidiaries (A) is or has been a member of any "affiliated group" within the meaning of Code ss.1504(a) (or any similar provision of state, local or foreign law) (an "Affiliated Group") filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company) or (B) has any liability for the Taxes of any person (other than any of the Company and the Company Subsidiaries) under Reg. ss.1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

         (j) Neither Company nor any of its Company Subsidiaries has been a United States real property holding corporation within the meaning of Code ss.897(c)(2) during the applicable period specified in Code ss.897(c)(1)(A)(ii). Each of Company and its Company Subsidiaries has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of the Code ss.6662. Neither Company nor any of its Company Subsidiaries is a party to or bound by any Tax allocation or sharing agreement.

         (k) Schedule 3.09 sets forth the following information with respect to each Company and its Company Subsidiaries (or, in the case of clause (B) below, with respect to each of the Company Subsidiaries) as of the most recent practicable date: (A) the basis of Company or Company Subsidiary in its assets;
(B) the basis of the stockholder(s) of the Company Subsidiary in its stock (or the amount of any excess loss account); (C) the amount of any net operating loss, net capital loss, unused investment or other credit, unused foreign tax, or excess charitable contribution allocable to the Company or Company Subsidiaries; and (D) the amount of any deferred gain or loss allocable to Company or Company Subsidiary arising out of any intercompany transaction. The information required to be included on Schedule 3.09 pursuant to clause (B) may be provided after the date hereof and prior to the Closing.

         (1) None of Company and Company Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Effective Time as a result of any: (A) change in method of accounting for a taxable period ending on or prior to the Closing Date; (B) "closing agreement" as described in Code ss.7121 (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (C) intercompany transactions or any excess loss account described in Treasury Regulations under Code ss.1502 (or any corresponding or similar provision of state, local or foreign income Tax law); (D) installment sale or open transaction disposition made on or prior to the Closing Date; or (E) prepaid amount received on or prior to the Closing Date.

         (m) Neither Company nor any Company Subsidiary has experienced an ownership change within the meaning of Code ss.382(g) that affects its net operating loss.

         (n) For purposes of this Agreement:

         "Tax" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not and including any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other person.

         "Tax Return" means any Federal, state, local, provincial or foreign Tax return, declaration, statement, report, schedule, form attachment or information return relating to Taxes and any amendment thereof.

3.10. Employees.

         (a) (i) The Company and the Company Subsidiaries are in compliance with all applicable Laws respecting employment and employment practices, terms and conditions of employment, health and safety, and wages and hours; (ii) neither the Company nor any of the Company Subsidiaries has received written notice of any charge or complaint against the Company or any of the Company Subsidiaries pending before the Equal Employment Opportunity Commission, the National Labor Relations Board, or any other government agency or court or other tribunal regarding an unlawful employment practice; (iii) neither the Company nor any of the Company Subsidiaries is a party to any collective bargaining agreement and there is no labor strike, slowdown or stoppage actually pending or, to the knowledge of the Company, threatened against or affecting the Company or any of the Company Subsidiaries; (iv) neither the Company nor any of the Company Subsidiaries has received notice that any representation petition respecting the employees of the Company or any of the Company Subsidiaries has been filed with the National Labor Relations Board, and, to the knowledge of the Company, there has been no labor union prior to the date hereof organizing any employees of the Company or any of its Subsidiaries into one or more collective bargaining units;
(v) there are no complaints, lawsuits, arbitrations or other proceedings pending, or to the knowledge of the Company, threatened by or on behalf of any present or former employee of the Company or any of the Company Subsidiaries alleging breach of any express or implied contract of employment; (vi) the Company has not received any written notice that a federal, state, or local agency responsible for the enforcement of labor or employment Laws intends to conduct an investigation with respect to or relating to the Company or any of the Company Subsidiaries and no such investigation is in progress; (vii) there are no personnel arrangements, understandings, policies, rules or procedures (whether written or oral) applicable to employees of the Company or any of the Company Subsidiaries other than those set forth in Schedule 3.10(a), true, correct and complete copies of which have heretofore been delivered to Parent; and (viii) there are no employment contracts, severance agreements, confidentiality agreements (other than standard employee non-disclosure agreements as contemplated by Section 3.10(vii)) or any other agreements (whether written or oral) with any employees of the Company or any Company Subsidiary thereto.

         (b) The Company and the Company Subsidiaries are and have been in substantial compliance with all notice and other requirements under the Worker Adjustment and Retaining Notification Act ("WARN") or similar state statute. None of the employees of the Company or any of the Company Subsidiaries have suffered an "employment loss" (as defined in WARN) during the ninety (90)-day period prior to the execution of this Agreement.

         (c) Neither the Company nor any of the Company Subsidiaries is bound by any contract, arrangement, understanding, policy, rule or procedure (whether written or oral) that restricts its ability to terminate the employment of any of its employees at any time without payment or other liability.

         (d) To the Company's knowledge, no executive officer or key employee has any plans to terminate employment with the Company or the Company Subsidiaries.

         (e) The Company and each of the Company Subsidiaries are compliant in all material respects with all legal requirements relating to the collection and use of personally identifiable health information as required by HIPAA ("PHI") gathered in the course of its respective operations, and the Company and each of the Company Subsidiaries are compliant in all material respects with the rules, policies and procedures established by the Company from time to time with respect to the foregoing. No claims have been asserted or, to the knowledge of the Company, threatened against the Company or any of the Company Subsidiaries (and to the knowledge of Company, no such claims are likely to be asserted or threatened against Company or any of its subsidiaries) by any person or entity alleging a violation of such person's or entity's privacy, personal or confidentiality tights under any such rules, policies or procedures. The execution of this Agreement and the consummation of the transactions contemplated herein will not materially breach or otherwise cause any material violation of any terms and conditions of any Contract or applicable privacy policy of Company expressly governing the collection and use of PHI. To the knowledge of the Company, since April 14, 2003 there has been no unauthorized access to or other material misuse of PHI.

3.11. Employee Benefits.

         (a) Schedule 3.11 contains a true and complete list of each Employee Benefit Plan that any of the Company and the Company Subsidiaries maintains or to which any of the Company and the Company Subsidiaries contributes or has an obligation to contribute relating to current or former employees, officers or directors (or their beneficiaries) of the Company and the Company Subsidiaries (each a "Company Plan"). "Employee Benefit Plan" means any (a) deferred compensation or retirement plan or arrangement which is an Employee Pension Benefit Plan, (b) Employee Welfare Benefit Plan or fringe benefit plan or program or (c) profit sharing, savings, stock option, restricted stock, stock purchase, equity, stock appreciation, bonus, incentive deferred compensation, termination, insurance, severance plan, supplemental benefit, medical, education reimbursement or other benefit plan, program, agreement or arrangement which is not an Employee Pension Benefit Plan or an Employee Welfare Benefit Plan maintained or contributed to or required to be contributed to by the Company or by any trade or business whether or not incorporated that together with the Company or by any trade or business, whether incorporated, that together with the Company would be deemed a "single employer" within the meaning of section 4021 of ERISA (a "Company ERISA Affiliate") or with respect to which the Company or any Company ERISA Affiliate could incur liabilities under Section 4069 of ERISA. "Employee Pension Benefit Plan" has the meaning set forth in ERISA ss. 3(2). "Employee Welfare Benefit Plan" has the meaning set forth in ERISA 3(1). "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

                  (i) Each Company Plan (and each related trust, custodial account insurance contract, or fund) complies in form and in operation with its terms, the applicable requirements of ERISA, the Code, and other applicable Laws.

                  (ii) All required returns, reports and descriptions (including Form 5500 Annual Returns/Reports, "top-hat" plan notices, Summary Annual Reports, PBGC-1's, and Summary Plan Descriptions) have been filed or distributed appropriately and in a timely fashion in accordance with applicable law with respect to each Company Plan. The requirements of Part 6 of Subtitle B of Title I of ERISA and of Code ss. 4980B, collectively the "COBRA Requirements", have been met with respect to each Company Plan which is an Employee Welfare Benefit Plan subject to the COBRA Requirements.

                  (iii) All contributions (including all employer contributions and employee salary reduction contributions) which are (or previously have been) due have been paid in a timely fashion in accordance with applicable law to each Company Plan which is an Employee Pension Benefit Plan and all contributions for any period ending on or before the Closing Date which are not yet due have been paid to each such Employee Pension Benefit Plan or accrued in accordance with the past custom and practice of the Company. All premiums or other payments for all periods ending on or before the Closing Date have been paid in a timely fashion with respect to each Company Plan, which is an Employee Welfare Benefit Plan.

                  (iv) Each Company Plan which is an Employee Pension Benefit Plan intended to be qualified under Code ss. 401(a) timely received a favorable determination letter from the IRS to the effect that the Plan is so qualified under ss. 401 of the Code and that the trust maintained pursuant thereto is exempt from federal income taxation under ss. 501 of the Code and nothing has occurred since the date or dates of such determination letter or letters from the IRS which is reasonably likely to adversely affect the qualified status of such Plan or the exempt status of any such trust.

                  (v) With respect to each Company Plan, to the extent applicable or to the extent the Company has been required to prepare or maintain such documents by applicable law, the Company has delivered to Parent and Sub correct and complete copies of the plan documents, related trust agreement and insurance contracts, including any amendments and descriptions of vacation and severance policies, and summary plan descriptions, summary of material notifications, and all material communications to participants, the most recent determination letter received from the Internal Revenue Service with respect to such Plan that is intended to be qualified under ss. 401(a) of the Code, the most recent Form 5500 Annual Return/Report, any communication with the Internal Revenue Service or the Department of Labor regarding the compliance or non-compliance of any Company Plan with applicable law, and all related trust agreements, insurance contracts, and other funding agreements which implement such Employee Benefit Plan.

         (b) With respect to each Employee Benefit Plan that any of the Company, the Company Subsidiaries and the Controlled Group of Corporations (as defined in Code ss. 1563) which includes the Company and the Company Subsidiaries maintains or ever has maintained or to which any of them contributes, ever has contributed, or ever has been required to contribute:

                  (i) Neither the Company nor any Company ERISA Affiliate has any actual or contingent liability under Title IV of ERISA or Code ss. 412 (other than payments to the PBGC) including without limitation any liability in connection with the termination or reorganization of any employee benefit plan subject to Title IV of ERISA or a withdrawal of any Employee

Benefit Plan subject to Title IV of ERISA or a withdrawal from a "multiemployer" plan as discussed under ss. 4063 of ERISA and, no fact or event exists which is reasonably likely to give rise to such liability.

                  (ii) There have been no Prohibited Transactions with respect to any such Employee Benefit Plan. To the knowledge of the Company, no Fiduciary has any Liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any such Employee Benefit Plan "Prohibited Transaction" has the meaning set forth in ERISA ss. 406 or Code ss. 4975. No action, suit, proceeding, hearing, or investigation with respect to the administration or the investment of the assets of any such Employee Benefit Plan (other than routine claims for benefits) is pending or to the knowledge of the Company threatened. The Company is not aware of any basis for any such action, suit, proceeding, hearing, or investigation.

         (c) None of the Company and the Company Subsidiaries maintains or ever has maintained or contributes, ever has contributed, or ever has been required to contribute to any Employee Welfare Benefit Plan providing medical, health, or life insurance or other welfare-type benefits for current or future retired or terminated employees, their spouses, or their dependents (other than in accordance with Code ss. 4980B).

         (d) No promise or commitment to amend or improve any Employee Benefit Plan for the benefit of current or former directors, officers, or employees of the Company or the Company Subsidiaries which is not reflected in the documentation provided to Parent and Sub has been made.

         (e) The transactions contemplated by this Agreement shall not alone or upon the occurrence of any additional or subsequent event, result in (i) any payment, of severance or otherwise, or acceleration, vesting or increase in benefits under any Employee Benefit Plan for the benefit of any current or former director, officer, or employee of the Company or any of the Company Subsidiaries, or (ii) any payment or benefit under any Company Plan failing to be deductible by reason of Code ss. 280G.

         (f) Without limitation of the foregoing, to the extent a Company Plan which is or has been subject to non-discrimination testing requirements under the Code, ERISA or other applicable law, fails or has failed to satisfy such requirements as of or before the Effective Time, the Company has taken in a timely fashion (as determined by applicable law) the necessary corrective action (which may include qualified nonelective contributions or corrective distributions) so that the Company Plan successfully passed and passes the applicable non-discrimination tests in accordance with applicable Law.

         (g) The Company has made available to Parent and Sub: (i) copies of all employment agreements with the top five most highly compensated executive officers of the Company and the Company Subsidiaries; and (ii) copies of all material plans, programs, agreements, and other arrangements of the Company or the Company Subsidiaries with or relating to its or its subsidiaries' employees which contain change in control provisions. Neither the execution or delivery of this Agreement nor the consummation of the transactions completed hereby will
(I) result in any payment becoming due to any director, officer, or employee of the Company or any of the Company Subsidiaries under any Company Plan or otherwise, which is material in relation to the compensation previously provided to such individual,
(II) materially increase any benefits otherwise payable under any Company Plan, which increase is material in relation to the benefits previously provided, or
(III) result in any acceleration of the time of payment or vesting of any material benefits.

3.12. Absence of Changes in Benefit Plans. Prom the date of the most recent audited financial statements included in the Filed Company SEC Documents, there has not been any adoption or amendment in any material respect by the Company or any Company Subsidiary of any collective bargaining agreement or any Employee Benefit Plan of the Company and the Company Subsidiaries. As of the date of this Agreement there are not any employment, consulting, indemnification, severance or termination agreements or arrangements between the Company or any Company Subsidiary and any current or former employee, officer or director of the Company or any Company Subsidiary, nor does the Company or any Company Subsidiary have any general severance plan OT policy.

3.13. Litigation. Other than any litigation arising out of or in connection with this Agreement or the transactions contemplated hereby, there are no claims, suits, actions, investigations, indictments, or administrative, arbitration or other similar proceedings ("Proceedings") pending or, to the knowledge of the Company, threatened against or affecting the Company or any Company Subsidiary (and, to the knowledge of the Company, there is not any basis for any such proceeding) that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect, nor is there any Judgment outstanding against the Company or any Company Subsidiary. Schedule 3.13 lists all pending proceedings which the Company has notice of and all threatened Proceedings of which the Company has knowledge.

3.14. Compliance With Applicable Laws. The Company and the Company Subsidiaries have complied in a timely manner and in all material respects, with all Laws, statutes, regulations, rules, ordinances, and judgments, decrees, orders, writs and injunctions, of any court or Governmental Entity relating to any of the property owned, leased or used by them, or applicable to their business, including Laws relating to equal employment opportunity, discrimination, occupational safety and heath, environmental, interstate commerce and antitrust. Neither the Company nor any Company Subsidiary has received any written communication during the past three years from a Governmental Entity that alleges that the Company or a Company Subsidiary is not in compliance in any material respect with any applicable Law.

3.15. No Illegal Payments, Etc. None of the Company or the Company Subsidiaries, nor any of their directors, officers, employees or agents, has (a) directly or indirectly given or agreed to give any illegal gift, contribution, payment or similar benefit to any supplier, customer, governmental official or employee or other person who was, is or may be in a position to help or hinder the Company or any of the Company Subsidiaries (or assist in connection with any actual or proposed transaction) or made or agreed to make any illegal contribution, or reimbursed any illegal political gift or contribution made by any other person, to any candidate for federal, state, local or foreign public office (i) which might subject any of the Company and the Company Subsidiaries to any damage or penalty in any civil, criminal or governmental litigation or proceeding or (ii) the non-continuation of which, in the case of (i) and (ii), has had or might have, individually or in the aggregate, a Company Material Adverse Effect or (b) established or maintained any unrecorded fund or asset or made any false entries on any books or records for any purpose.

3.16. Contracts. Schedule 3.16 lists the following contracts and other agreements to which any of the Company and the Company Subsidiaries is a party, excluding customer contracts and network contracts:

         (a) any agreement (or group of related agreements) for the lease of personal property to or from any person providing for lease payments in excess of $25,000 in any one year;

         (b) any agreement (or group of related agreements) for the purchase or sale of raw materials, commodities, supplies, products, or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than one year;

         (c) any agreement concerning a partnership or joint venture;

         (d) any agreement (or group of related agreements) under which it has created, incurred, assumed, or guaranteed any indebtedness or under which it has imposed a Lien on any of its assets, tangible or intangible;

         (e) any agreement concerning confidentiality or noncompetition;

         (f) any agreement relating to the Company and the Company Subsidiaries, their assets, liabilities and business, or relating to shares of the Company Common Stock between or among the Company, any of the Company Subsidiaries and any or their Affiliates;

         (g) any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance, or other plan or arrangement for the benefit of its current or former directors, officers, and employees;

         (h) any collective bargaining agreement;

         (i) any agreement providing for the employment or consultancy with any individual on a full-time, part-time, consulting or other basis or providing severance or retirement benefits;

         (j) any agreement under which it has advanced or loaned any amount to any of its stockholders, Affiliates, directors, officers, or employees other than in the ordinary course of business;

         (k) any agreement under which the consequences of a default or termination would reasonably be expected to have a Company Material Adverse Effect; or

         (1) any other agreement (or group of related agreements) the performance of which involves consideration in excess of $50,000.

         The Company has delivered to Parent and Sub a correct and complete copy of each written agreement listed in Schedule 3.16 and a written summary setting forth the terms and conditions of each oral agreement referred to in Schedule
3.16. Except as disclosed in Schedule 3.15, with respect to each such agreement, neither the Company nor any of the Company Subsidiaries is in material breach or default under, and neither the Company nor any of the Company Subsidiaries has received written notice that it has materially breached or defaulted, any of the terms or conditions of any Company Material Contract.

3.17. Intellectual Property.

         (a) The Company or the Company Subsidiaries have a valid right to use all trademarks, service marks, trade names, Internet domain names, designs, slogans, trade dress and general intangibles of like nature (collectively, "Trademarks"); Software (as defined below); technology; trade secrets and other confidential information, know-how, proprietary processes, formulae, algorithms, models, and methodologies (collectively, "Trade Secrets") used in Company's and each Subsidiary's business as currently conducted. The Company or the Company Subsidiaries either (i) own or have the right to use all patents, Trademarks, and copyrights necessary for the conduct of the Company's and each of the Company Subsidiary's businesses as currently conducted, and/or (ii) are validly licensed under third party patents, Trademarks and copyrights necessary for the same. As used in this Agreement, the term "Intellectual Property" means patents, copyrights, Trademarks, applications for any of the foregoing, and Trade Secrets; the term "Company License Agreements" means any license agreements granting any right to use or practice any rights under any Intellectual Property (except for such agreements for software already installed by the manufacturer before purchase on computers purchased by the Company, shrink-wrap or click wrap software or other off-the-shelf products that are generally available for less than $10,000), and any written settlements relating to any Intellectual Property, to which the Company or any of the Company Subsidiaries is a party or otherwise bound; and the term "Software" means any and all computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code.

         (b) Schedule 3.17(b)(1) sets forth, for the Intellectual Property owned by the Company or the Company Subsidiaries, a complete and accurate list of all U.S. and foreign (1) patents and patent applications; (2) issued and pending Trademark registrations (including Internet domain name registrations) and applications and material unregistered Trademarks; and (3) copyright registrations and applications, indicating for each, the applicable jurisdiction, registration number (or application number), date issued (or date filed) and current status. Schedule 3. 17(b)(2) sets forth a complete and accurate list of all third party Software that is incorporated in any Software sold, licensed, leased or otherwise distributed by or used in the course of rendering services offered by the Company or any of the Company Subsidiaries, indicating for each the title, owner/licensor of the Software.

         (c) The Intellectual Property owned by the Company or any Company Subsidiary is free and clear of all Liens.

         (d) The patents, Trademarks and Trade Secrets owned by the Company or any of the Company Subsidiaries are valid and enforceable, in full force and effect, and have not been canceled, expired, or abandoned. The Intellectual Property (other than patents) owned by the Company or any of the Company Subsidiaries is valid and enforceable, in full force and effect, and to the extent such Intellectual Property is the subject of a registration or application (as described in Section 3 3.17(b)), such Intellectual Property is subsisting and has not been canceled, expired, or abandoned. There is no pending or, to the knowledge of the Company, threatened opposition, interference or cancellation proceeding before any court or registration authority in any jurisdiction against any of the items listed in Schedule 3.17(b)(1), or, to the knowledge of the Company, against any Intellectual Property licensed to the Company or the Company Subsidiaries.

         (e) The conduct of the Company's and the Company Subsidiaries' business as currently conducted does not infringe upon any Intellectual Property rights owned or controlled by any third party (either directly or indirectly such as through contributory infringement or inducement to infringe). Schedule 3.17(e) lists all U.S. and foreign patents concerning which: (i) the Company has obtained or requested written opinion of counsel; or (ii) the Company has received written allegation or notice of infringement or license offer outside the ordinary course of business. There axe no claims or suits pending or, to the knowledge of the Company, threatened against the Company or any of the Company Subsidiaries, and neither the Company nor any of the Company Subsidiaries has received any notice of a third party claim or suit against the Company or any of the Company Subsidiaries (1) alleging that its past or present activities, products, services or the conduct of its businesses infringes or has infringed upon, violates, or constitutes the unauthorized use of the Intellectual Property rights of any third party or (2) challenging the ownership, use, validity or enforceability of any Intellectual Property.

         (f) There are no settlements, forbearances to sue, consents, judgments, or orders or similar obligations to which the Company or any of the Company Subsidiaries are bound which (1) restrict the Company's or the Company Subsidiaries' rights to use any Intellectual Property, (2) restrict the Company's s or the Company Subsidiaries' business in order to accommodate a third party's Intellectual Property or (3) permit third parties to use any Intellectual Property owned by the Company or any of the Company Subsidiaries. The Company or the Company Subsidiaries have not licensed or sublicensed its rights in any material Intellectual Property other than pursuant to the Company License Agreements, and no royalties, honoraria or other fees are payable by the Company or the Company Subsidiaries for the use of or right to use any Intellectual Property licensed to the Company or the Company Subsidiaries, except pursuant to the Company License Agreements. The Company License Agreements are valid and binding obligations of all parties thereto, enforceable in accordance with their terms. There exists no event or condition which will result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default by the Company or, to the knowledge of the Company, any other party under any such Company License Agreement.

         (g) No Trade Secret of the Company or the Company Subsidiaries have been disclosed or authorized to be disclosed to any third party other than pursuant to a non-disclosure agreement that protects the Company and the applicable Subsidiary's proprietary interests in and to such Trade Secrets. Neither the Company nor, to the knowledge of the Company, any other party to any non-disclosure agreement relating to the Company's Trade Secrets is in breach or default thereof.

         (h) To the knowledge of the Company, no third party is misappropriating, infringing, diluting, or violating any Intellectual Property owned by the Company or any of the Company

Subsidiaries and no such claims have been brought or threatened against any third party by the Company or any of the Company Subsidiaries,

         (i) The consummation of the transactions contemplated hereby will not result in the loss or impairment of the Company or any of the Company Subsidiaries' right to own or use any of the Intellectual Property, nor will require the consent of any governmental authority or third party in respect of any such Intellectual Property.

         (j) Schedule 3.17(j) lists all Software sold, licensed, leased or otherwise distributed by or used in the course of rendering services offered by the Company or any of the Company Subsidiaries to any third party, and identifies which Software is sold, licensed, leased, or otherwise distributed, or used, as the case may be. With respect to the Software set forth in Schedule 3.17(j) which the Company or any of the Company Subsidiaries purports to own, such Software was either developed (1) by employees of the Company or any of the Company Subsidiaries within the scope of their employment; or (2) by independent contractors who have unconditionally assigned all of their rights in such Software and all copyrights in the Software to the Company or any of the Company Subsidiaries pursuant to written agreements.

         (k) The Company and each of the Company Subsidiaries has all requisite licenses to use any shrink-wrap or click wrap software, other off-the-shelf products, or any other Software used by any of them in connection with their business, and neither the Company nor any Company Subsidiary is using any such products or Software where all requisite consideration has not been paid for the use thereof. Neither the Company nor any of the Company Subsidiaries is in violation of any applicable Law or any contract or other agreement, arrangement or understanding regarding or in connection with such products or Software, and neither the Company nor any of the Company Subsidiaries has any payment obligations or other actual or potential liabilities related to or in connection with such products or Software.

3.18. Brokers; Schedule of Fees and Expenses.

         (a) No broker, investment banker, financial advisor or other person, other than Peter J. Solomon Company, Jefferies & Company, Inc. and Commonwealth Group Holdings, LLC, the fees and expenses of which will be paid by the Company, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the Merger and the transactions contemplated thereby based upon arrangements made by or on behalf of the Company or any Company Subsidiary.

         (b) All fees and expenses that the Company is obligated to pay any broker, investment banker, or financial advisor (including the fees of Peter 3. Solomon Company, Jefferies & Company, Inc. and Commonwealth Group Holdings,
LLC), or other similar fee or commission are set forth in Part I of Schedule 3.18(b). Part II of Schedule 3.18(b) sets forth (i) all payments or amounts that are or become due (including the acceleration of the date on which a payment is due) to any director, officer, employee or consultant of the Company or any Company Subsidiary or other person as a result of or in connection with the execution or delivery of this Agreement or the consummation of the transactions contemplated hereby based upon arrangements made by or on behalf of the Company or any Company Subsidiary, and (ii) all estimated fees and expenses incurred and to be incurred by the Company in connection with the Merger and the transactions contemplated thereby, other than any unanticipated, legal or accounting fees or expenses incurred by the Company in connection with the SEC review of the Proxy Statement/Prospectus, or any legal, accounting, expert witness or similar fees or expenses incurred by the Company in connection with litigation arising out of this Agreement or the transactions contemplated hereby. The amounts required to be set forth on Parts I and II of
Schedule 3.18(b) are referred to as the "Capped Expenses"; provided that the Capped Expenses shall not include amounts that are paid in shares of Company Common Stock prior to the Closing.

3.19. Opinion of Financial Advisor. The Board of Directors of the Company has received the opinion of Peter J. Solomon Company, dated the date of this Agreement, to the effect that, as of such date, the consideration to be received in the Merger by the holders of Company Common Stock (other than Commonwealth Group Holdings, LLC, or any affiliates or associates thereof) is fair to such holders from a financial point of view and a copy of the signed opinion has been provided to Parent.

3.20. Title and Operation of Properties.

         (a) Schedule 3.20 lists all real property owned by the Company or any of the Company Subsidiaries and all real property leases to which the Company or any of the Company Subsidiaries is a party and each amendment thereto that is in effect as of the date of this Agreement. All such current leases are in full force and effect, are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing default or event of default by the Company or any of the Company Subsidiaries, or to the knowledge of the Company, by any third party thereto (or event which with notice or lapse of time, or both, could constitute a default).

         (b) The Company and the Company Subsidiaries have good and valid title to, or in the case of leased properties and assets, valid leasehold interests in, all of their tangible properties and assets, real, personal and mixed, used or held for use in its business, in each case, free and clear of any Liens,

3.21. Insurance. Schedule 3.21 sets forth a list of all insurance policies and fidelity bonds carried by the Company and any of the Company Subsidiaries involving annual premiums in excess of $25,000 and the amounts of coverage provided, and premiums payable, thereunder. There is no claim pending under any of such policies or bonds as to which coverage has been denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies have been paid and the Company and the Company Subsidiaries are otherwise in compliance in all material respects with the terms of such policies and bonds. To the knowledge of the Company, there has been no threatened termination of, or material premium increase with respect to, any of such policies.

3.22. Affiliates. Schedule 3.22 is a complete list of those persons who may be deemed to be, in Company's good faith judgment, Affiliates of Company within the meaning of Rule 145 promulgated under the Securities Act. Since the date of the Company's last proxy statement filed with the SEC, no event has occurred as of the date of this Agreement that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K promulgated by the SEC

(except for amounts due as normal salaries and bonuses and reimbursements of ordinary expenses).

3.23. Key Employee Compensation. Schedule 3.23 lists the total compensation or benefit due or subsequently due pursuant to any agreement or understanding (written or otherwise), including as of the date hereof for the Company executive officers and the key employees of the Company listed on Schedule 3.23, including the following: (1) salary (on an annual basis), (2) bonus or any other incentive compensation arrangement (including performance objectives and payout schedule), (3) options (including type (i.e. NSO or ISO), quantity, exercise price, vesting schedule and acceleration), (4) advances or loans; and (5) any other form of compensation or payment paid or payable to such executive officer or key employee,

3.24. Customers. Schedule 3.24 lists the Company's top 20 customers (collectively, the "Customers") and the Company's top 20 networks (collectively, the "Networks"), by the unaudited revenues received by Company from each such Customer or made to each Network during 2002 and 2003. The Company does not have any knowledge of any oral or written notice from any of the Customers or Networks to the Company stating that such Customer or Network intends to terminate its business relationship with the Company or materially reduce the volume of business it does with Company.

3.25. Accounts Receivable. The accounts receivable shown in the balance sheet of the Company included in the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2003, as filed with the SEC prior to the date of this Agreement (the "Company Balance Sheet"), arose in the ordinary course of business; were not, as of the date of the Company Balance Sheet, subject to any material discount, contingency, claim of offset or recoupment or counterclaim except for normal reserves consistent with past practice.; and represented, as of the date of the Company Balance Sheet, bona fide claims against debtors for sales, leases, licenses and other charges. All accounts receivable of the Company and the Company Subsidiaries arising after the date of the Company Balance Sheet through the date of this Agreement arose in the ordinary course of business and, as of the date of this Agreement, are not subject to any material discount, contingency, claim of offset or recoupment or counterclaim, except for normal reserves consistent with past practice. The amount carried for doubtful accounts and allowances disclosed in the Company Balance Sheet is believed by the Company as of the date of this Agreement to be sufficient to provide for any losses which may be sustained in respect of the realization of the accounts receivable shown in the Company Balance Sheet.

3.26. Environmental Matters. (a) The Company and the Company Subsidiaries are in compliance in all material respects with federal, state, local and foreign Laws and regulations relating to pollution, protection or preservation of human health or the environment, including laws and regulations relating to emissions, discharges, releases or threatened releases of toxic or hazardous substances, materials or wastes, petroleum and petroleum products, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon, or lead or lead-based paints or materials ("Materials of Environmental Concern"), or otherwise relating to the generation, storage, containment (whether above ground or underground), disposal, transport or handling of Materials of Environmental Concern, or the preservation of the environment or mitigation of adverse effects thereon (collectively, "Environmental Laws"), and including compliance with any permits or other governmental authorizations or the terms and conditions thereof
(b) neither
the Company nor any of the Company Subsidiaries has received any communication or notice, whether from a governmental authority or otherwise, alleging any violation of or noncompliance with any Environmental Laws by any of the Company or the Company Subsidiaries or for which the any of them is responsible, and there is no pending or, to the knowledge of the Company, threatened claim, action, investigation or notice by any person or entity alleging potential liability for investigatory, cleanup or governmental response costs, or natural resources or property damages, or personal injuries, attorney's fees or penalties relating to (i) the presence, or release into the environment, of any Materials of Environmental Concern at any location owned or operated by the Company or the Company Subsidiaries, now or in the past, or (ii) any violation, or alleged violation, of any Environmental Law (collectively, "Environmental Claims"), except where such Environmental Claims would not have a Company Material Adverse Effect; and (c) there are no past or present facts or circumstances that could form the basis of any Environmental Claim against the Company or the Company Subsidiaries or against any person or entity whose liability for any Environmental Claim the Company or the Company Subsidiaries have retained or assumed either contractually or by operation of law, except where such Environmental Claim, if made, would not have a Company Material Adverse Effect. All permits and other governmental authorizations currently held or required to be held by the Company and the Company Subsidiaries pursuant to any Environmental Laws are identified in Schedule 3.26. The Company has provided to Parent all assessments, reports, data, results of investigations or audits, and other information that is in the possession of or reasonably available to the Company regarding environmental matters pertaining to the environmental condition of the business of the Company and the Company Subsidiaries, or the compliance (or noncompliance) by the Company or the Company Subsidiaries with any Environmental Laws.

                                   ARTICLE IV.
                REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

         Except as set forth in the disclosure schedule delivered by Parent or Sub to the Company in connection with the execution of the Agreement (the "Parent Disclosure Schedule"), Parent and Sub, jointly and severally, represent and warrant to the Company all of the statements contained in this Article IV. The Parent Disclosure Schedule shall be arranged in sections corresponding to the numbered and lettered sections contained in Article IV and shall qualify only the corresponding sections in this Article and any other section hereof where it is reasonably clear upon a reading of such disclosure that the disclosure should apply to such other section.

4.01. Organization, Standing and Power.

         (a) Parent and each of its subsidiaries (the "Parent Subsidiaries") is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is organized and has full corporate power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals, and has made all filings, registrations and declarations, in each case whether domestic or foreign, necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted in each case other than such franchises, licenses, permits, authorizations, approvals, filings, registrations and declarations the lack of which, individually and in the aggregate, has not had and would not reasonably be likely to have a material adverse effect on (i) the business, assets, liabilities, capitalization, operations, financial condition, or results of operation of Parent and the Parent Subsidiaries, taken as a whole including a termination of the Parent's relationship with a material customer or a substantial diminution in such relationship, (ii) the ability of the Parent or the Parent Subsidiaries to consummate the Merger and the transactions contemplated thereby or perform its obligations under this Agreement (collectively, a "Parent Material Adverse Effect"); provided, however, that, in no event shall any of the following, alone or in combination, be deemed to constitute, nor taken into account in determining whether a Parent Material Adverse Effect has occurred: (i) general economic or financial market conditions or conditions generally affecting the industry in which the Parent is engaged, (ii) the announcement or pendency of the Merger or any other transactions expressly contemplated hereby, (iii) compliance with the terms and conditions of this Agreement, (iv) a change in the stock price or trading volume of the Parent (or any failure of the Parent to meet published revenue or earnings projections), provided that clause (iv) shall not exclude any underlying effect which is attributable to any of the foregoing and may have caused a failure of the Parent to meet published revenue or earnings projections, (v) any election of stockholders of the Company to seek appraisal of their shares in accordance with the DGCL, (vi) any change in accounting requirements or principles or any change in applicable Laws, rules, or regulations or the interpretation thereof, or (vii) any litigation or other similar proceeding arising out of or in connection with this Agreement or the transactions contemplated hereby.

         (b) Parent and each of the Parent Subsidiaries is duly qualified or licensed to do business in, and is in good standing in, each jurisdiction where the nature of its business or the ownership or leasing of its properties make such qualification necessary, except where the failure to do so would cause a Parent Material Adverse Effect. Parent has made available to the Company true and complete copies of the articles of incorporation of Parent, as amended to the date of this Agreement (as so amended, the "Parent Charter"), and the by-laws of Parent, as amended to the date of this Agreement (as so amended, the "Parent By-laws"), and the comparable charter and organizational documents of each Parent Subsidiary, in each case as amended through the date of this Agreement.

4.02. Sub.

         (a) Since the date of its incorporation, Sub has not carried on any business or conducted any operations other than the execution of this Agreement, the performance of its obligations hereunder and matters ancillary thereto. Sub was incorporated solely for the purpose of consummating the Merger and the transactions contemplated thereby.

         (b) The authorized capital stock of Sub consists of 100 shares of common stock par value $0.01 per share, all of which have been validly issued, are fully paid and nonassessable and are owned by Parent free and clear of any Lien.

4.03. Parent Subsidiaries; Equity Interests.

         (a) Schedule 4.03 lists each Parent Subsidiary and its jurisdiction of organization. All the outstanding shares of capital stock of each Parent Subsidiary have been validly issued and are fully paid and nonassessable and are owned by Parent, a wholly-owned subsidiary of Parent, or Parent and another wholly-owned subsidiary of Parent, free and clear of all Liens.

         (b) Except for its interests in the Parent Subsidiaries and except for the ownership interests set forth in Schedule 4.03, Parent does not own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any person.

4.04. Capital Structure. The authorized capital stock of Parent consists of 13,333,333 shares of the Parent Common Stock and 2,000,000 shares of preferred, 130,000 of which are designated as Series A Preferred Stock, 15,000 of which are designated as Series B Preferred Stock, 300,000 of which are designated as Series C 7% Convertible Preferred Stock (the "Parent Series C Stock"), and the reminder of which are undesignated. At the close of business on December 4, 2003, (i) 6,783,493 shares of Parent Common Stock were issued and outstanding,
(ii) 731,321 shares of Parent Common Stock axe contingently issuable upon conversion of those 4% convertible promissory notes set forth on Schedule 4.04,
(iii) no shares of Parent Common Stock were held by Parent in its treasury, (iv) 1,648,482 shares of Parent Common Stock were reserved for issuance pursuant to Parent Stock Option Plans, of which 1,370,080 were issued and outstanding, (v) 2,000 shares of Parent Series C Preferred Stock are issued and outstanding, convertible into 13,333 shares of Parent Common Stock, and (vi) 1,460,994 shares of Parent Common Stock were reserved for issuance upon the conversion of issued and outstanding Parent warrants. Except as set forth above, at the close of business on December 4, 2003, no shares of capital stock or other voting securities of Parent were issued, reserved for issuance or outstanding. All outstanding shares of Parent Common Stock are, and all such shares that may be issued prior to the Effective Time will be when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Florida Business Corporation Act (the "FBCA"), the Parent Charter, the Parent By-laws or any Contract to which Parent is a party or otherwise bound. There are not any bonds, debentures, notes or other indebtedness of Parent having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Parent Common Stock or Parent Series C Stock may vote. Except as set forth above, as of the date of this Agreement, there are not any options, warrants, rights, convertible or exchangeable securities, "phantom" stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which Parent or any Parent Subsidiary is a party or by which any of them is bound (i) obligating the Parent or any Parent Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in, Parent or of any Parent Subsidiary, (ii) obligating Parent or any Parent Subsidiary to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking or (iii) that give any person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights occurring to holders of Parent Common Stock. No anti-dilution rights or pre-emptive rights of any capital stock or other securities issued by Parent shall be triggered as a result of the transactions contemplated hereby including the Parent Financing. As of the date of this Agreement, there are not any outstanding contractual obligations of Parent or any Parent Subsidiary to repurchase, redeem or otherwise acquire any shares of capital stock of Parent or any Parent Subsidiary. Neither Parent nor any of its affiliates, as such term is defined in Rule 405 promulgated under the Securities Act, is a party to or is bound by any agreements or understandings with respect to the voting (including voting trusts and proxies) or sale or transfer (including agreements imposing transfer restrictions) of any shares of capital stock or other equity interests of Parent or any of the Parent Subsidiaries. There are no registration rights of any nature granted by Parent or any of the Parent Subsidiaries.

4.05. Authority; Execution and Delivery; Enforceability. Each of Parent and Sub has all requisite corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party, and, subject to obtaining (i) approval of the issuance of Parent Common Stock in connection with the Merger and the approval of the issuance of the Parent Common Stock in connection with the Parent Financing (as defined in Section 6.19) by the affirmative vote of the holders of a majority in voting power of the shares of the Parent's Common Stock (including shares of Parent Series C Stock entitled to vote as a class with the Parent Common Stock) present in person or proxy at a properly convened meeting of Parent's shareholders and (ii) approval of the amendment to the Articles of Incorporation of Parent to increase the number of authorized shares of Parent Common Stock to 30 million shares by the holders of a majority of the shares of Parent capital stock entitled to vote at such meeting (the "Parent Stockholder Approval"), to consummate the transactions contemplated hereby and thereby. The execution and delivery by each of Parent and Sub of this Agreement and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Sub and, except for obtaining the Parent Stockholder Approval, no other corporate action on the part of the Parent is necessary to authorize the execution and delivery by the Parent of this Agreement and the Ancillary Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby. Parent, as sole stockholder of Sub, will adopt this Agreement immediately after execution and delivery hereof. Each of Parent and Sub has duly executed and delivered this Agreement, and this Agreement constitutes its legal, valid and binding obligation (subject to the Parent Stockholder Approval with respect to the issuance of Parent Common Stock in connection with the Merger if required by the NASDAQ National Market), enforceable against it in accordance with its terms, except to the extent that enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar Laws of general applicability relating to or affecting the enforcement of creditors' rights and by the effect of the principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

4.06. No Conflicts; Consents.

         (a) The execution and delivery by each of Parent and Sub of this Agreement, do not, and the consummation of the Merger and compliance with the terms hereof will not, result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any person under, or result in the creation of any Lien upon any of the properties or assets of Parent or any Parent Subsidiary under, any provision of (i) the charter, by-laws or other organizational documents of Parent or any of its subsidiaries, (ii) any Contact to which Parent or any Parent Subsidiary is a party or by which any of their respective properties or assets is bound or (iii) subject to the filings and other matters referred to in
Section 4.06(b), any Judgment or Law applicable to Parent or any Parent Subsidiary or their respective properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that, individually and in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect.

         (b) No Consent of, or registration, declaration or filing with, any Governmental Entity is required to be obtained or made by or with respect to Parent or any of the Parent Subsidiary in connection with the execution, delivery and performance of this Agreement or the consummation of the Merger, other than (i) if required, compliance with and filings under the HSR Act, (ii) the filing with the SEC of such reports under the Exchange Act as may be required in connection with this Agreement and the Merger, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware,
(iv) such filings as may be required in connection with the Taxes described in
Section 6.10, and (v) such other items that, individually and in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect.

4.07. Information Supplied. The Registration Statement (or any amendment thereof or supplement thereto) will not, on the date the Proxy Statement/Prospectus is mailed to the Company's stockholders or Parent's stockholders, at the Company Stockholders' Meeting, at the Parent Stockholders Meeting, or as of the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation is made by Parent or Sub with respect to statements made therein based on information supplied by the Company for inclusion in the Registration Statement. None of the information supplied by Parent or Sub for inclusion or incorporation by reference in the Proxy Statement/Prospectus, at the date mailed to stockholders and at the times of the Company Stockholders' Meeting and the Parent Stockholders' Meeting, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Registration Statement, as to information supplied by Parent or Sub, will comply in all material respects with the provisions of the Securities Act and the rules and regulations thereunder. If at any time prior to the Effective Time any event relating to the Parent or any of its Affiliates, officers or directors should be discovered by the Parent which is required to be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement/Prospectus, the Parent shall promptly inform the Company.

4.08. SEC Filings; Parent Financial Statements. Parent has filed with the SEC, and has heretofore made available to the Company, true and complete copies of all forms, reports, schedules, statements and other documents required to be filed by Parent since December 31, 2000 under the Exchange Act and the Securities Act (as such documents have been amended since the time of their filing, collectively, the "Parent SEC Documents"). As of their respective dates, each Parent SEC Document, including any financial statements or schedules included therein (a) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and (b) complied in all material respects with the applicable requirements of the Exchange Act or the Securities Act, as the case may be, the Sarbanes-Oxley Act of 2002 and the applicable rules and regulations of the SEC thereunder. As of the date of this Agreement, Parent's Annual Report on Form 10-K for the fiscal year ended December 31, 2002 (filed on April 15, 2003) (the "2002 Form 10-K"), its definitive Proxy Statement with respect to its 2002 Annual Meeting (filed on April 28, 2003), and its Quarterly Report on Form 1O-Q for the quarter ended September 30, 2003 (filed on November 14, 2003) (collectively, the "2003 Parent SEC Documents") taken together do not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of Parent included in the 2003 Parent SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto as of the dates of their respective filing, were prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented the consolidated financial position of Parent and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). Except as set forth in the Filed Parent SEC Documents, neither Parent nor any Parent Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on a consolidated balance sheet of Parent and its consolidated subsidiaries or in the notes thereto, other than liabilities or obligations incurred in the ordinary course of business consistent with past practice since the date of the most recent financial statements included in the Filed Parent SEC Documents.

4.09. Absence of Certain Changes or Events. From the date of the most recent audited financial statements included in the Filed Parent SEC Documents to the date of this Agreement, Parent has conducted its business only in the ordinary course, and during such period there has not been:

                  (i) any event, change, effect or development that, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect;

                  (ii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any Parent Common Stock or any repurchase for value by Parent of any Parent Common Stock;

                  (iii) any split, combination or reclassification of any Parent Common Stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of Parent Common Stock;

                  (iv) (A) any granting by Parent or any Parent Subsidiary to any current or former director, officer or employee of Parent or any Parent Subsidiary of any increase in compensation, except to the extent required under employment agreements in effect as of the date of the most recent audited financial statements included in the Filed Parent SEC Documents or, with respect to employees (other than directors, officers or key employees) in the ordinary course of business consistent with past practice and except for Parent stock options, (B) any granting by Parent or any Parent Subsidiary to any such director, officer or employee of any material increase in severance or termination pay, except as was required under any employment, severance or termination policy, practice or agreements in effect as of the date of the most recent audited financial statements included in the Filed Parent SEC Documents or (C) any entry by

Parent or any Parent Subsidiary into, or any amendment of, any employment, severance or termination agreement with any such director, officer or employee, except for such agreements or amendments with employees (other than directors, officers or key employees) that are entered into in the ordinary course of business consistent with past practice;

                  (v) any termination of employment or departure of any key employee of Parent or any Parent Subsidiary;

                  (vi) any change in accounting methods, principles or practices by Parent or any Parent Subsidiary materially affecting the consolidated assets, liabilities or results of operations of Parent, except insofar as may have been required by a change in GAAP;

                  (vii) any material elections with respect to Taxes by Parent or any Parent Subsidiary or settlement or compromise by Parent or any Parent Subsidiary of any material Tax liability or refund; or

                  (viii) any notification or, to the knowledge of the Parent, threat, whether oral or in writing, that and there have not been, one or more material distributors, licensors, payers, customers or suppliers that have terminated or intend to terminate their respective business relationships or have modified or intend to modify such relationships with the Parent and the Parent Subsidiaries in a manner which would have a Parent Material Adverse Effect.

4.10. Parent Contracts. Neither Parent nor any Parent Subsidiary is in material breach or default under, and neither Parent nor any Parent Subsidiary has received written notice that it has materially breached or defaulted, any of the terms or conditions of any Parent Material Contract in such a manner as would have a Parent Material Adverse Effect. As used in this paragraph, "Parent Material Contract" means any "material contracts" (as that term is defined in Item 601(b)(10) of Regulation S-K of the SEC) with respect to Parent and any contract to which Parent is a party, the termination of which would have a Parent Material Adverse Effect.

4.11. Board Approval. The Board of Directors of Parent has, by resolutions duly adopted at a meeting duly called and held and not subsequently rescinded or modified (i) unanimously (x) (except for Michael Falk, who abstained from voting) approved and declared advisable this Agreement and the transactions contemplated hereby, (y) (except for Michael Falk and Braden Kelly, who abstained from voting) approved the Parent Financing, and (z) (except for Michael Falk, who abstained from voting) recommended the amendment to the Parent Articles of Incorporation to increase the number of authorized shares of Parent Common Stock to 30 million shares, (ii) subject to the receipt of the Parent Stockholder Approval, authorized and reserved for issuance sufficient shares of Parent Common Stock to consummate the transactions contemplated hereby and for the Parent Financing, and (iii) recommended that the stockholders of Parent approve the issuance of the Parent Common Stock in connection with the Merger, the issuance of the Parent Common Stock in connection with the Parent Financing, and the amendment to the Articles of Incorporation of Parent to increase the number of authorized shares of Parent to 30 million shares. Except for the Parent Stockholder Approval, there exists no impediment, contractual or otherwise, which would prohibit Parent from or require the consent of any person in order for Parent to carry out the Parent Financing.

4.12. Brokers. Other than William Blair & Company, L.L.C., no broker, investment banker, financial advisor or other person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the Merger based upon arrangements made by or on behalf of Parent.

4.13. Taxes.

         (a) Each of Parent and each Parent Subsidiary has timely filed, or has caused to be timely filed on its behalf, all Tax Returns required to be filed by it, and all such Tax Returns are true, complete and accurate, except to the extent any failure to file or any inaccuracies in any filed Tax Returns, individually and in the aggregates has not had and would not reasonably be expected to have a Parent Material Adverse Effect. All Taxes of Parent and each of the Parent Subsidiaries have been timely paid, except to the extent that any failure to pay, individually and in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect. Neither Parent nor any of the Parent Subsidiaries currently is the beneficiary of any extension of time within which to file any Tax Return

         (b) The most recent financial statements contained in the Filed Parent SEC Documents reflect an adequate reserve (in accordance with GAAP) for all Taxes payable by Parent and the Parent Subsidiaries for all taxable periods and portions thereof through the date of such financial statements (in addition to any reserve for deferred Taxes established to reflect timing differences between book and tax income). No deficiency with respect to any Taxes has been proposed, asserted or assessed against Parent or any Parent Subsidiary, and no waivers of the time to assess any such Taxes are pending, except to the extent any such deficiency or waiver, individually and in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.

         (c) No foreign, federal, state, or local tax audits or administrative or judicial Tax proceedings are pending or being conducted with respect to Parent or any Parent Subsidiary. All material assessments for Taxes due with respect to completed and settled audits or proceedings or any concluded litigation have been fully paid and the Parent has delivered to the Company correct and complete copies of all examination reports and statements of deficiency with respect to such audits, proceedings, and litigations.

         (d) There are no Liens for Taxes (other than for current Taxes not yet due and payable and for which adequate reserves have been established in accordance with GAAP) on the property or assets of the Parent or any Parent Subsidiary. Neither Parent nor any Parent Subsidiary is bound by any agreement with respect to Taxes.

         (e) No claim has been made by any authority in a jurisdiction within which Parent or any Parent Subsidiary does not file Tax Returns that it is, or may be, subject to taxation by that jurisdiction.

         (f) Neither Parent nor any Parent Subsidiary has constituted either a "distributing corporation" or a "controlled corporation" (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying or intended to qualify for tax-free treatment under Section 355 of the Code (A) in the two years prior to the date of this Agreement or (B) in a distribution that could otherwise constitute part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

         (g) The Parent has delivered to Company correct and complete copies of all federal, state and local income Tax Returns, of the Parent and the Parent Subsidiaries for the last four taxable years.

         (h) Neither Parent nor any Parent Subsidiary is party to any agreement, contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in the payment of (i) any "excess parachute payment" within the meaning of Code ss.280G (or any corresponding provision of state, local or foreign Tax law) and (ii) any amount that will not be fully deductible as a result of Code 162(m) (or any corresponding provision of state, local or foreign Tax law).

         (i) Neither Parent nor any Parent Subsidiary (A) is or has been a member of any "affiliated group" within the meaning of Code ss. 1504(a) (or any similar provision of state, local or foreign law) (an "Affiliated Group") filing a consolidated federal income Tax Return (other than a group the common parent of which was the Parent) or (B) has any liability for the Taxes of any person (other than Parent and the Parent Subsidiaries) under Reg. ss. 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

         (j) Neither Parent nor any Parent Subsidiary has been a United States real property holding corporation within the meaning of Code ss.897(c)(2) during the applicable period specified in Code ss.897(c)(1)(A)(ii). Each of Parent and the Parent Subsidiaries has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of the Code ss. 6662. Neither Parent nor any Parent Subsidiary is a party to or bound by any Tax allocation or sharing agreement.

         (k) None of Parent and Parent Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Effective Time as a result of any: (A) change in method of accounting for a taxable period ending on or prior to the Closing Date; (B) "closing agreement" as described in Code ss.7121 (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (C) intercompany transactions or any excess loss account described in Treasury Regulations under Code ss. 1502 (or any corresponding or similar provision of state, local or foreign income Tax law); (D) installment sale or open transaction disposition made on or prior to the Closing Date; or (E) prepaid amount received on or prior to the Closing Date.

         (l) Neither Parent nor any Parent Subsidiary has experienced an ownership change within the meaning of Code ss.382(g) that affects its net operating loss.

4.14. Employees.

         (a) (i) Parent and the Parent Subsidiaries are in compliance with all applicable Laws respecting employment and employment practices, terms and conditions of employment, health and safety, and wages and hours; (ii) neither Parent nor any of the Parent Subsidiaries has received written notice of any charge or complaint against Parent or any of the Parent Subsidiaries pending before the Equal Employment Opportunity Commission, the National Labor Relations Board, or any other government agency or court or other tribunal regarding an unlawful employment practice; (iii) neither Parent nor any of the Parent Subsidiaries is a party to any collective bargaining agreement and there is no labor strike, slowdown or stoppage actually pending or, to the knowledge of Parent, threatened against or affecting Parent or any of the Parent Subsidiaries (iv) neither Parent nor any of the Parent Subsidiaries has received notice that any representation petition respecting the employees of Parent or any of the Parent Subsidiaries has been filed with the National Labor Relations Board, and, to the knowledge of Parent, there has been no labor union prior to the date hereof organizing any employees of Parent into one or more collective bargaining units; (v) there are no complaints, lawsuits, arbitrations or other proceedings pending, or to the knowledge of Parent, threatened by or on behalf of any present or former employee of Parent or any of the Parent Subsidiaries alleging breach of any express or implied contract of employment;
(vi) neither Parent nor any of the Parent Subsidiaries has received any written notice that a federal, state, or local agency responsible for the enforcement of labor or employment Laws intends to conduct an investigation with respect to or relating to Parent or any of the Parent Subsidiaries and no such investigation is in progress; (vii) there are no personnel arrangements, understandings, policies, rules or procedures (whether written or oral) applicable to employees of Parent or any of the Parent Subsidiaries other than those set forth in
Schedule 4.14(a), true, correct and complete copies of which have heretofore been delivered to the Company; and (viii) there are no employment contracts, severance agreements, confidentiality agreements (other than standard employee non-disclosure agreements as contemplated by Section 4.14(vii)) or any other agreements (whether written or oral) with any employees of Parent or any of the Parent Subsidiaries thereto.

         (b) Parent and the Parent Subsidiaries are and has been in substantial compliance with all notice and other requirements under the Worker Adjustment and Retaining Notification Act ("WARN") or similar state statute. None of the employees of Parent or any of the Parent Subsidiaries has suffered an "employment loss" (as defined in WARN) during the ninety (90)-day period prior to the execution of this Agreement.

         (c) Neither Parent nor any of the Parent Subsidiaries is bound by any contract, arrangement, understanding, policy, rule or procedure (whether written or oral) that restricts its ability to terminate the employment of any of its employees at any time without payment or other liability.

         (d) To Parent's knowledge, no executive, officer or key employee, has any plans to terminate employment with Parent or any of the Parent Subsidiaries.

         (e) Parent and each of the Parent Subsidiaries has taken reasonable steps to protect Parent's and the Parent Subsidiaries' rights in Parent's confidential information that it wishes to protects or any trade secrets or confidential information of third parties provided to Parent or any of the Parent Subsidiaries. Without limiting the foregoing, Parent and the Parent Subsidiaries has and enforces a policy requiring each employee to execute a proprietary information/confidentiality agreement substantially in the form provided to the Company, and all employees of Parent or any of the Parent Subsidiaries have executed such an agreement.

         (f) Parent and the Parent Subsidiaries are compliant in all material respects with all legal requirements relating to the collection and use of PHI gathered in the course of its respective operations, and Parent and each of the Parent Subsidiaries are compliant in all material respects with the rules, policies and procedures established by Parent from time to time with respect to the foregoing. No claims have been asserted or, to the knowledge of Parent, threatened against Parent (and to the knowledge of Parent, no such claims are likely to be asserted or threatened against Parent or any of the Parent Subsidiaries) by any person or entity alleging a violation of such person's or entity's privacy, personal or confidentiality rights under any such rules, policies or procedures. The execution of this Agreement and the consummation of the transactions contemplated herein will not materially breach or otherwise cause any material violation of any terms and conditions of any Contract or applicable privacy policy of Parent expressly governing the collection and use of PHI. To the knowledge of Parent, since April 14, 2003, there has been no unauthorized "use" or "disclosure" of PHI, as such terms are defined under HIPAA.

4.15. Employee Benefits.

         (a) Schedule 4.15 contains a true and complete list of each Employee Benefit Plan that Parent and the Parent Subsidiaries maintains or to which Parent and the Parent Subsidiaries contributes or has an obligation to contribute relating to current or former employees, officers or directors (or their beneficiaries) of Parent (each a "Parent Plan"). "Employee Benefit Plan" means any (a) deferred compensation or retirement plan or arrangement which is an Employee Pension Benefit Plan, (b) Employee Welfare Benefit Plan or fringe benefit plan or program or (c) profit sharing savings, stock options, restricted stock, stock purchase, equity, stock appreciation, bonus, incentive deferred compensation, termination, insurance, severance plan, supplemental benefit, medical, education reimbursement or other benefit plan, program, agreement or arrangement which is not an Employee Pension benefit Plan or an Employee Welfare Benefit Plan maintained or contributed to or required to be contributed to by Parent or by any trade or business whether or not incorporated that together with Parent or by any trade or business, whether incorporated, that together with Parent would be deemed a "single employer"` within the meaning of section 4021 of ERISA (a "Parent ERISA Affiliate") or with respect to which Parent or any Parent ERISA Affiliate could incur liabilities under Section 4069 of ERISA. "Employee Pension Benefit Plan" has the meaning set forth in ERISA ss. 3(2). "Employee Welfare Befefit Plan" has the meaning set forth in ERISA 3(1). "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

                  (i) Each Parent Plan (and each related trust, custodial account insurance contract, or fund) complies in form and in operation with its terms, the applicable requirements of ERISA, the Code, and other applicable Laws.

                  (ii) All required returns, reports and descriptions (including Form 5500 Annual Returns/Reports, "top-hat" plan notices, Summary Annual Reports, PBGC-1's, and Summary Plan Descriptions) have been filed or distributed appropriately and in a timely fashion in accordance with applicable law with respect to each Parent Plan. The requirements of Part 6 of Subtitle B of Title I of ERISA and of Code ss. 4980B, collectively the "COBRA Requirements", have been met with respect to each Parent Plan which is an Employee Welfare Benefit Plan subject to the COBRA Requirements.

                  (iii) All contributions (including all employer contributions and employee salary reduction contributions) which are (or previously have been) due have been paid in a timely fashion in accordance with applicable law to each Parent Plan which is an Employee Pension Benefit Plan and all contributions for any period ending on or before the Closing Date which are not yet due have been paid to each such Employee Pension Benefit Plan or accrued in accordance with the past custom and practice of Parent. All premiums or other payments for all periods ending on or before the Closing Date have been paid in a timely fashion with respect to each Parent Plan, which is an Employee Welfare Benefit Plan.

                  (iv) Each Parent Plan which is an Employee Pension Benefit Plan intended to be qualified under Code ss. 401(a) timely received a favorable determination letter from the IRS to the effect that the Plan is so qualified under ss. 401 of the Code and that the trust maintained pursuant thereto is exempt from federal income taxation under ss. 501 of the Code and nothing has occurred since the date or dates of such determination letter or letters from the IRS which is reasonably likely to adversely affect the qualified status of such Plan or the exempt status of any such trust.

                  (v) With respect to each Parent Plan, to the extent applicable or to the extent Parent has been required to prepare or maintain such documents by applicable law, Parent has delivered to the Company correct and complete copies of the plan documents, related trust agreement and insurance contracts, including any amendments and descriptions of vacation and severance policies, and summary plan descriptions, summary of material modifications, and all material communications to participants, the most recent determination letter received from the Internal Revenue Service with respect to such Plan that is intended to be qualified under ss. 401(a) of the Code, the most recent Form 5500 Annual Return/Report, any communication with the Internal Revenue Service or the Department of Labor regarding the compliance or non-compliance of any Parent Plan with applicable law, and all related trust agreements, insurance contracts, and other funding agreements which implement such Employee Benefit Plan.

         (b) With respect to each Employee Benefit Plan that Parent, Parent Subsidiaries and the Controlled Group of Corporations (as defined in Code ss.
1563) which includes Parent and Parent Subsidiaries maintains or ever has maintained or to which any of them contributes, ever has contributed, or ever has been required to contribute:

                  (i) Neither Parent nor any Parent ERISA Affiliate has any actual or contingent liability under Title IV of ERISA or Code ss. 412 (other than payments to the PBGC) including without limitation any liability in connection with the termination or reorganization of any employee benefit plan subject to Title IV of ERISA or a withdrawal of any Employee Benefit Plan subject to Title IV of ERISA or a withdrawal from a "multiemployer" plan as discussed under ss. 4063 of ERISA and no fact or event exists which is reasonably likely to give rise to such liability.

                  (ii) There have been no Prohibited Transactions with respect to any such Employee Benefit Plan. To the knowledge of Parent, no Fiduciary has any Liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any such Employee Benefit Plan. "Prohibited Transaction" has the meaning set forth in ERISA ss. 406 or Code ss. 4975. No action, suit, proceeding, hearing, or investigation with respect to the administration or the investment of the assets of any such Employee Benefit Plan (other than routine claims for benefits) is pending or to the knowledge of Parent threatened. Parent is not aware of any basis for any such action, suit, proceeding, hearing, or investigation.

         (c) None of Parent and the Parent Subsidiaries maintains or ever has maintained or contributes, ever has contributed, or ever has been required to contribute to any Employee Welfare Benefit Plan providing medical, health, or life insurance or other welfare-type benefits for current or future retired or terminated employees, their spouses, or their dependents (other than in accordance with Code ss. 4980B).

         (d) No promise or commitment to amend or improve any Employee Benefit Plan for the benefit of current or former directors, officers, or employees of Parent which is not reflected in the documentation provided to the Company has been made.

         (e) The transactions contemplated by this Agreement shall not alone or upon the occurrence of any additional or subsequent event, result in (i) any payment, of severance or otherwise, or acceleration, vesting or increase in benefits under any Employee Benefit Plan for the benefit of any current or former director, officer, or employee of Parent, or (ii) any payment or benefit under any Parent Plan failing to be deductible by reason of Code ss. 280G.

         (f) Without limitation of the foregoing, to the extent a Parent Plan which is or has been subject to non-discrimination testing requirements under the Code, ERISA or other applicable law, fails or has failed to satisfy such requirements as of or before the Effective Time, Parent has taken in a timely fashion (as determined by applicable law) the necessary corrective action (which may include qualified nonelective contributions or corrective distributions) so that the Parent Plan successfully passed and passes the applicable non-discrimination tests in accordance with applicable Law.

         (g) Parent has made available to the Company: (i) copies of all employment agreements with the top five most highly compensated executive officers of Parent and the Parent Subsidiaries and (ii) copies (or summaries) of all material plans, programs, agreements, and other arrangements of Parent or the Parent Subsidiaries with or relating to its or its subsidiaries' employees which contain change in control provisions. Neither the execution or delivery of this Agreement nor the consummation of the transactions completed hereby will
(I) result in any payment becoming due to any director, officer, or employee of Parent or any of the Parent Subsidiaries under any Parent Plan or otherwise, which is material in relation to the compensation previously provided to such individual, (II) materially increase any benefits otherwise payable under any Parent Plan, which increase is material in relation to the benefits previously provided, or (III) result in any acceleration of the time of payment or vesting of any material benefits.

4.16. Absence of Changes in Benefit Plans. From the date of the most recent audited financial statements included in the Filed Parent SEC Documents to the date of this Agreement, there has not been any adoption or amendment in any material respect by Parent or any the Parent Subsidiary of any collective bargaining agreement or any Employee Benefit Plan of Parent and the Parent Subsidiaries.

4.17. Compliance With Applicable Laws. Parent and the Parent Subsidiaries have complied in a timely manner `and in all material respects, with all Laws, statutes, regulations, rules, ordinances, and judgments, decrees, orders, writs and injunctions, of any court or Governmental Entity relating to any of the property owned, leased or used by them, or applicable to their business, including Laws relating to equal employment opportunity, discrimination, occupational safety and health, environmental, interstate commerce and antitrust. Neither Parent nor any Parent subsidiary has received any written communication during the past three years from a Governmental Entity that alleges that Parent or a Parent Subsidiary is not in compliance in any material respect with any applicable Law.

4.18. Litigation. There are no Proceedings pending or, to the knowledge of Parent, threatened against or affecting Parent or any Parent Subsidiary (and, to the knowledge of Parent, there is not any basis for any such proceeding) that, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect, nor is there any Judgment outstanding against Parent or any Parent Subsidiary. Schedule 4.18 lists all pending Proceedings which Parent has notice of and all threatened Proceedings of which Parent has knowledge.

4.19. No Illegal Payments. Etc. None of Parent or the Parent Subsidiaries, nor any of their directors, officers, employees or agents, has (a) directly or indirectly given or agreed to give any illegal gift, contribution, payment or similar benefit to any supplier, customer, governmental official or employee or other person who was, is or may be in a position to help or hinder Parent (or assist in connection with any actual or proposed transaction) or made or agreed to make any illegal contribution, or reimbursed any illegal political gift or contribution made by any other person, to any candidate for federal, state, local or foreign public office (i) which might subject Parent to any damage or penalty in any civil, criminal or governmental litigation or proceeding or (ii) the non-continuation of which, in the case of (i) and (ii), has had or might have, individually or in the aggregate, a Parent Material Adverse Effect or (b) established or maintained any unrecorded fund or asset or made any false entries on any books or records for any purpose.

4.20. Intellectual Property.

         (a) Parent or the Parent Subsidiaries have a valid right to use all Trademarks, Software and Trade Secrets used in Parent's and each Subsidiary's business as currently conducted. Parent or the Parent Subsidiaries either (i) own or have the right to use all patents and copyrights necessary for the conduct of Parent and each of the Parent Subsidiary's businesses as currently conducted, and/or (ii) are validly licensed under third party patents and copyrights necessary for the same. The term "Parent License Agreements" means any license agreements granting any right to use or practice any rights under any Intellectual Property (except for such agreements for software already installed by the manufacturer before purchase on computers purchased by Parent, shrink-wrap or click wrap software or other off-the-shelf products that are generally available for less than $10,000), and any written settlements relating to any Intellectual Property, to which Parent or any of the Parent Subsidiaries is a party or otherwise bound.

         b) Schedule 4.20(b)(1) sets forth, for the Intellectual Property owned by the Parent or the Parent Subsidiaries, a complete and accurate list of all U.S. and foreign (1) patents and patent applications; (2) issued and pending Trademark registrations (including Internet domain registrations) and applications and material unregistered Trademarks and (3) copyright registrations and applications, indicating for each, the applicable jurisdiction, registration number (or application number), and date issued (or date filed) and current status. Schedule 4.20(b)(2) sets forth a complete and accurate list of all third party Software that is incorporated in any Software sold, licensed, leased or otherwise distributed by or used in the course of rendering services offered by Parent or any of the Parent Subsidiaries, indicating for each the title, owner/licensor of the Software.

         (c) The Intellectual Property owned by Parent or any Parent Subsidiary is free and clear of all Liens.

         (d) The patents, Trademarks and Trade Secrets owned by Parent or any of the Parent Subsidiaries are valid and enforceable, in full force and effect, and have not been canceled, expired, or abandoned. The Intellectual Property (other than patents) owned by Parent or any of the Parent Subsidiaries is valid and enforceable, in full force and effect, and to the extent such Intellectual Property is the subject of a registration or application (as described in Section 4.20(b)), such Intellectual Property is subsisting and has not been canceled, expired, or abandoned. There is no pending or, to the knowledge of Parent, threatened opposition, interference or cancellation proceeding before any court or registration authority in any jurisdiction against any of the items listed in Schedule 4.20(b)(1), or, to the knowledge of Parent, against any Intellectual Property licensed to Parent or the Parent Subsidiaries.

         (e) The conduct of Parent's and the Parent Subsidiaries' business as currently conducted does not infringe upon any Intellectual Property rights owned or controlled by any third party (either directly or indirectly such as through contributory infringement or inducement to infringe). Schedule 4.20(e) lists all U.S. and foreign patents concerning which: (i) Parent has obtained or requested written opinion of counsel; or (ii) Parent has received written allegation or notice of infringement or license offer outside the ordinary course of business. There are no claims or suits pending or, to the knowledge of Parent, threatened against Parent of any of the Parent Subsidiaries, and neither Parent nor any of its subsidiaries has received any notice of a third party claim or suit against Parent or any of the Parent Subsidiaries (1) alleging that its past or present activities, products, services or the conduct of its businesses infringes or has infringed upon, violates, or constitutes the unauthorized use of the Intellectual Property rights of any third party or (2) challenging the ownership, use, validity or enforceability of any Intellectual Property.

         (f) There are no settlements, forbearances to sue, consents, judgments, or orders or similar obligations to which Parent or any of the Parent Subsidiaries are bound which (1) restrict the Parent's or the Parent Subsidiaries' rights to use any Intellectual Property, (2) restrict Parent's or the Parent Subsidiaries' business in order to accommodate a third party's Intellectual Property or (3) permit third parties to use any Intellectual Property owned by Parent or any of the Parent Subsidiaries. Parent or the Parent Subsidiaries have not licensed or sublicensed its rights in any material Intellectual Property other than pursuant to the Parent License Agreements, and no royalties, honoraria or other fees are payable by Parent or the Parent Subsidiaries for the use of or right to use any Intellectual Property licensed to Parent or the Parent Subsidiaries, except pursuant to the Parent License Agreements. The Parent License Agreements are valid and binding obligations of all parties thereto, enforceable in accordance with their terms. There exists no event or condition which will result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default by Parent or, to the knowledge of Parent, any other party under any such Parent License Agreement.

         (g) No Trade Secret of Parent or the Parent Subsidiaries have been disclosed or authorized to be disclosed to any third party other than pursuant to a non-disclosure agreement that protects Parent and the applicable Subsidiary's proprietary interests in and to such Trade Secrets. Neither Parent nor, to the knowledge of Parent, any other party to any non-disclosure agreement relating to Parent's Trade Secrets is in breach or default thereof.

         (h) To the knowledge of Parent, no third party is misappropriating, infringing, diluting, or violating any Intellectual Property owned by Parent or any of the Parent Subsidiaries and no such claims have been brought or threatened against any third party by Parent or any of the Parent Subsidiaries.

         (i) The consummation of the transactions contemplated hereby will not result in the loss or impairment of Parent or any of the Parent Subsidiaries' right to own or use any of the Intellectual Property, nor will require the consent of any governmental authority or third party in respect of any such Intellectual Property.

         (j) Schedule 4.20(j) lists all Software sold, licensed, leased or otherwise distributed by or used in the course of rendering services offered by Parent or any of the Parent Subsidiaries to any third party, and identifies which Software is sold, licensed, leased, or otherwise distributed, or used, as the case may be. With respect to the Software set forth in Schedule 4.20(j) which Parent or any of the Parent Subsidiaries purports to own, such Software was either developed (1) by employees of Parent or any of the Parent Subsidiaries within the scope of their employment; or (2) by independent contractors who have unconditionally assigned all of their rights in such Software and all copyrights in the Software to Parent or any of the Parent Subsidiaries pursuant to written agreements.

         (k) Parent and each of the Parent Subsidiaries have all requisite licenses to use any shrink-wrap or click wrap software, other off-the-shelf products, or any other Software used by any of them in connection with their business, and neither Parent nor any Parent Subsidiary is using any such products or Software where all requisite consideration has not been paid for the use thereof. Neither Parent nor any of the Parent Subsidiaries is in violation of any applicable Law or any contract or other agreement, arrangement or understanding regarding or in connection with such products or Software, and neither Parent nor any of the Parent Subsidiaries has any payment obligations or other actual or potential liabilities related to or in connection with such products or Software.

4.21. Environmental Matters. (a) Parent and the Parent Subsidiaries are in compliance in all material respects with federal, state, local and foreign Laws and regulations relating to pollution, protection or preservation of human health or the environment, including Environmental Laws, and including compliance with any permits or other governmental authorizations or the terms and conditions thereof; (b) neither Parent nor any of the Parent Subsidiaries has received any communication or notice, whether from a governmental authority or otherwise, alleging any violation of or noncompliance with any Environmental Laws by any of Parent or the Parent Subsidiaries or for which it is responsible, and there is no pending or, to the knowledge of Parent, threatened claim, action, investigation or notice by any person or entity alleging potential liability for investigatory, cleanup or governmental response costs, or natural resources or property damages, or personal injuries, attorney's fees or penalties relating to (i) the presence, or release into the environment, of any Materials of Environmental Concern at any location owned or operated by Parent or the Parent Subsidiaries, now or in the past, or (ii) any Environmental Claims, except where such Environmental Claims would not have a Parent Material Adverse Effect or otherwise require disclosure in the Filed Parent SEC Documents; and (c) there are no past or present facts or circumstances that could form the basis of any Environmental Claim against Parent or the Parent Subsidiaries or against any person or entity whose liability for any Environmental Claim Parent has retained or assumed either contractually or by operation of law, except where such Environmental Claim, if made, would not have a Parent Material Adverse Effect or otherwise require disclosure in the Filed Parent SEC Documents. All permits and other governmental authorizations currently held or required to be held by Parent and the Parent Subsidiaries pursuant to any Environmental Laws are identified in Schedule 4.21. Parent has provided to the Company all assessments, reports, data, results of investigations or audits, and other information that is in the possession of or reasonably available to Parent regarding environmental matters pertaining to the environmental condition of the business of the Parent and the Parent Subsidiaries, or the compliance (or noncompliance) by Parent with any Environmental Laws.

4.22. Affiliates. Schedule 4.22 is a complete list of those persons who may be deemed to be, in Parent's good faith judgment, Affiliates of Parent within the meaning of Rule 145 promulgated under the Securities Act. Since the date of Parent's last proxy statement filed with the SEC, no event has occurred as of the date of this Agreement that would be required to be reported by Parent pursuant to Item 404 of Regulation S-K promulgated by the SEC (except for amounts due as normal salaries and bonuses and reimbursements of ordinary expenses).

4.23. Customers. Schedule 4.23 lists Parent's top 20 customers (collectively, the "Customers") and top 20 Payers ("Payers"), by the unaudited revenues received by Parent from each such Customer or Payer during 2002 and 2003. Parent does not have any knowledge of any oral or written notice from any of the Customers or Payers stating that such Customer or Payer intends to terminate its business relationship with Parent or materially reduce the volume of business it does with Parent.

4.24. Accounts Receivable. The accounts receivable shown in the balance sheet of Parent included in Parent's Quarterly Report on Form 10-Q for the quarter ended June 30, 2003, as filed with the SEC prior to the date of this Agreement (the "Parent Balance Sheet"), arose in the ordinary course of business; were not, as of the date of the Parent Balance Sheet, subject to any material discount, contingency, claim of offset or recoupment or counterclaim; and represented, as of the date of the Parent Balance Sheet, bona fide claims against debtors for sales, leases, licenses and other charges. All accounts receivable of Parent and the Parent Subsidiaries arising after the date of the Parent Balance Sheet through the date of this Agreement arose in the ordinary course of business and, as of the date of this Agreement, are not subject to any material discount, contingency, claim of offset or recoupment or counterclaim, except for normal reserves consistent with past practice. The amount carried for doubtful accounts and allowances disclosed in the Parent Balance Sheet is believed by Parent as of the date of this Agreement to be sufficient to provide for any losses which may be sustained in respect of the realization of the accounts receivable shown in the Parent Balance Sheet.

                                   ARTICLE V.
                    COVENANTS RELATING TO CONDUCT OF BUSINESS

5.01. Conduct of Business.

         (a) Conduct of Business by the Company. Except as expressly consented to in writing by Parent, which consent shall not be unreasonably withheld, delayed or conditioned, as set forth on Schedule 5.01 or otherwise expressly permitted by this Agreement, from the date of this Agreement to the earliest to occur of (i) the date of the termination of this Agreement, or (ii) the Effective Time, the Company shall, and shall cause each Company Subsidiary to, conduct the business of the Company and each of the Company Subsidiaries in the usual, regular and ordinary course in substantially the same manner as previously conducted and use all commercially reasonable efforts to preserve intact its current business organization, keep available the services of its current officers and employees and keep its relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with them to the end that its goodwill and ongoing business shall be unimpaired in all material respects at the Effective Time. In addition, and without limiting the generality of the foregoing, except for matters set forth in Schedule 5.01, matters expressly consented to in writing by Parent (which consent shall not be unreasonably withheld, delayed or conditioned), or otherwise expressly permitted by this Agreement, from the date of this Agreement to the earliest to occur of the date of the termination of this Agreement or the Effective Time, the Company shall not, and shall not permit any Company Subsidiary to, do any of the following without the prior written consent of
Parent:

                  (i) (A) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, other than dividends and distributions by a direct or indirect wholly owned subsidiary of the Company to its parent, or PIK dividends and interest on the obligations set forth on Schedule 5.01, (B) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (C) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any Company Subsidiary or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

                  (ii) issue, deliver, sell or grant (A) any shares of its capital stock, (B) any Voting Company Debt or other voting securities, (C) any securities convertible into or exchangeable for, or any options, warrants or rights to acquire, any such shares, Voting Company Debt, voting securities or convertible or exchangeable securities or (D) any "phantom" stock, "phantom" stock rights, stock appreciation rights or stock-based performance units, other than the issuance of Company Common Stock upon the exercise of Company Stock Options outstanding on the date of this Agreement and in accordance with their present terms;

                  (iii) amend its certificate of incorporation, by-laws or other comparable charter or organizational documents other than in connection with the Merger;

                  (iv) acquire or agree to acquire (A) by merging or consolidating with, or by purchasing an equity interest in or portion of the assets of, or by any other manner, any business or any corporations partnership, joint venture, association or other business organization or division thereof or
(B) any assets in excess of $50,000, except for purchases of equipment or software in the ordinary course of business consistent with past practice;

                  (v) (A) grant to any current or former director, officer or employee of the Company or any Company Subsidiary any increase in compensation, except to the extent required under employment agreements listed on Schedule
3.10 or, with respect to employees (other than directors, officers or key employees) in the ordinary course of business consistent with past practice, (B) grant to any current or former employee, officer or director of the Company or any Company Subsidiary any increase in severance or termination pay, except to the extent required under any agreement listed on Schedule 3.10, (C) enter into any employment, consulting, indemnification, severance or termination agreement with any such employee, officer or director, (D) establish, adopt, enter into or amend in any material respect any collective bargaining agreement or Company Plan or (E) take any action to accelerate any rights or benefits, or make any material determinations not in the ordinary course of business consistent with past practice, under any collective bargaining agreement or Company Plan;

                  (vi) except as shown on Schedule 5.01, make any change in accounting methods, principles or practices materially affecting the reported consolidated assets, liabilities or results of operations of the Company, except insofar as may be required by a change in GAAP;

                  (vii) sell, lease (as lessor), license or otherwise dispose of or subject to any Lien any material properties or assets, except (A) sales of obsolete assets in the ordinary course of business consistent with past practice, and (B) sales of inventory in the ordinary course of business consistent with past practice;

                  (viii) except as set forth on Schedule 5.0l(a)(viii) with respect to settling the Company's obligations with HealthPlan Holdings, Inc.,
(A) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any Company Subsidiary, guarantee any debt securities of another person, enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, except for short-term borrowings from persons that are not directors, officers or employees of the Company or any Company Subsidiary incurred in the ordinary course of business consistent with past practice, or (B) make any loans, advances or capital contributions to, or investments in, any other person, other than to or in the Company or any direct or indirect wholly owned subsidiary of the Company or loans, investments and advances in connection with the sale of the products of the Company and the Company Subsidiaries in the ordinary course of business consistent with past practice to persons that are not directors, stockholders, officers or employees of the Company or any Company Subsidiary, not to exceed $10,000 individually or $100,000 in the aggregate;

                  (ix) make or agree to make any new capital expenditure or expenditures that are in excess of an average of $25,000 per calendar month in the aggregate between the date of this Agreement and February 28, 2004, provided that the Company shall be allowed to spend additional funds up to $250,000 in the aggregate for software licensing, if necessary to bring all its Software use in compliance with licensing requirements as required under Section 6.20; and provided further that the Company shall not make any capital expenditure for the purpose of acquiring an accounting or financial system without the prior consent of Parent;

                  (x) make or change any material Tax election or settle or compromise any material Tax liability or refund, except for liabilities not in excess of $10,000 individually or $100,000 in the aggregate;

                  (xi) (A) except for the items set forth on Schedule 5.01 (xi), pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise) in excess of $10,000 individually or $100,000 in the aggregate, other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) of the Company included in the Filed Company SEC Documents or incurred in the ordinary course of business consistent with past practice, (B) cancel any indebtedness owed to the Company or the Company Subsidiaries in excess of $5,000 individually or $50,000 in the aggregate, (C) cancel any indebtedness owed to the Company or the Company Subsidiaries in excess of $20,000 individually or $400,000 per month in the aggregate as adjustments to client accounts in the normal course of business (with the Company providing to Parent a report showing all such cancellations or adjustments during each calendar month ending after the date of this Agreement within 10 days following the end of such calendar month), or (D) waive the benefits of, or agree to modify in any manner, any confidentiality or similar agreement to which the Company or any Company Subsidiary is a party;

                  (xii) enter into, renew, extend, amend, modify, waive any material provision of, or terminate any lease or similar commitment, in each case providing for payments in excess of $25,000 over the term of such lease or commitment (or until the date on which such lease or commitment may be terminated by the Company without penalty);

                  (xiii) (a) permit any material insurance policy naming it as a beneficiary or a loss payable payee to be canceled or terminated without the consent of Parent, or (b) permit the Company's directors and officers liability insurance policy, and any excess liability policy related thereto, to be canceled, terminated or otherwise not be renewed or replaced with at least an equivalent amount of coverage and on other terms no less favorable to the Company and its officers and directors;

                  (xiv) license or otherwise transfer, dispose of, permit to lapse or otherwise fail to preserve any of the Company's or any of the Company Subsidiaries' Intellectual Property rights, or dispose of or disclose to any person any trade secret, formula, process or know-how not theretofore a matter of public knowledge, except in the ordinary course of business and consistent with past practice;

                  (xv) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of the Company's Subsidiaries;

                  (xvi) take, or agree to commit to take, any action that would make any representation or warranty of the Company contained herein inaccurate as of Closing, such that the condition set forth in 7.03(a) would not be satisfied at the Closing; and

                  (xvii) enter into an agreement, contract, commitment or arrangement to do any of the foregoing, or to authorize, recommend, propose or announce an intention to do any of the foregoing.

         (b) Interim Operations of Parent. Parent covenants and agrees that, except (i) as expressly provided in this Agreement, or (ii) with the prior written consent of the Company, which consent shall not be unreasonably withheld, delayed or conditioned, after the date hereof and prior to the Effective Time:

                  (i) the business of Parent will be conducted in the ordinary and customary course consistent with past practice and Parent shall use its best efforts to preserve its business organization intact and maintain its existing relations with customers, suppliers, employees, creditors and business partners;

                  (ii) except for (y) Parent Common Stock issued in connection with the Parent Financing (as defined in Section 6.19) and (z) up to an additional $3,000,000 of Parent Common Stock to be sold by Parent at a price per share of not less than $13.50, Parent shall not issue, deliver, sell or grant
(A) any shares of its capital stock (except pursuant to the exercise or conversion of warrants or other rights outstanding on the date hereof), (B) any Voting Parent Debt or other voting securities, (C) any securities convertible into or exchangeable for, or any options (except pursuant to the Parent Stock Option Plans), warrants or rights to acquire, any such shares, Voting Parent Debt, voting securities or convertible or exchangeable securities or (D) any "phantom" stock, "phantom" stock rights, stock appreciation rights or stock-based performance units, other than the issuance of Parent Common Stock upon the exercise of Parent Stock Options outstanding on the date of this Agreement and in accordance with their present terms;

                  (iii) Parent will not, directly or indirectly, split, combine or reclassify the outstanding Parent Common Stock;

                  (iv) Parent shall not acquire or agree to acquire (A) by merging or consolidating with, or by purchasing an equity interest in or portion of the assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof or (B) any assets in excess of $50,000, and, except for purchases of equipment or software in the ordinary course of business consistent with past practice;

                  (v) Parent shall not: (i) amend its articles of incorporation or by-laws; or (ii) declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to its capital stock other than those consistent with past practice;

                  (vi) Parent shall not (i) change any of the accounting principles used by it unless required by a change in GAAP; or (ii) take or allow to be taken any action which would jeopardize qualification of the Merger as a reorganization within the meaning of Section 368(a) of the Code;

                  (vii) Except as set forth on Schedule 5.01(b), Parent shall not sell, lease (as lessor), license or otherwise dispose of or subject to any Lien any material properties or assets, except (A) sales of obsolete assets in the ordinary course of business consistent with past practice, and (B) sales of inventory in the ordinary course of business consistent with past practice;

                  (viii) Except as set forth on Schedule 5.01(b), Parent shall not (A) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Parent or any Parent Subsidiary, guarantee any debt securities of another person, enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, except for short-term borrowings from persons that are not directors, officers or employees of the Parent or any Parent Subsidiary incurred in the ordinary course of business consistent with past practice, or (B) make any loans, advances or capital contributions to, or investments in, any other person, other than to or in the Parent or any direct or indirect wholly owned subsidiary of the Parent or loans, investments and advances in connection with the sale of the products of the Parent and the Parent Subsidiaries in the ordinary course of business consistent with past practice to persons that are not directors, stockholders, officers or employees of the Parent or any Parent Subsidiary, not to exceed $10,000 individually or $100,000 in the aggregate;

                  (ix) Parent will not take, or agree to commit to take, any action that would make any representation or warranty of Parent and Sub contained herein inaccurate as of Closing, such that the condition set forth in 7.02(a) would not be satisfied at the Closing; and

                  (x) Parent shall not adopt a plan of complete or partial liquidation, dissolution, consolidation, restructuring, recapitalization or other reorganization of the Parent or any of the Parent's Subsidiaries; and

                  (xi) Parent will not enter into an agreement, contract, commitment or arrangement to do any of the foregoing, or to authorize, recommend, propose or announce an intention to do any of the foregoing.

         (c) Other Actions. Unless otherwise required by Law, the Company and Parent shall not, and shall not permit any of their respective subsidiaries to, take any action that would, or that would reasonably be expected to, result in
(i) any of the representations and warranties of such party set forth in this Agreement that is qualified as to materiality becoming untrue, (ii) any of such representations and warranties that is not so qualified becoming untrue in any material respect, or (iii) any condition to the Merger set forth in Article VII, not being satisfied.

         (d) Advice of Changes. Each party shall promptly advise the other orally and in writing of any change or event that has had or would reasonably be expected to have a Company Material Adverse Effect or a Parent Material Adverse Effect, as the case may be, as to it.

5.02. Solicitation.

         (a) From and after the date of this Agreement until the Effective Time or termination of this Agreement pursuant to Article VIII, the Company and the Company subsidiaries will not, nor will they authorize or permit any of their respective officers, directors, affiliates or employees or any investment banker, attorney or other advisor, or person (any such officer, director, affiliate, employee, investment banker, attorney, advisor, or person, a "Representative") retained by any of them to, directly or indirectly, (i) solicit, initiate, seek, entertain, encourage, intentionally facilitate, support or induce the making, submission or announcement of any Acquisition Proposal (as hereinafter defined), (ii) participate in any discussions or negotiations regarding, or deliver or make available to any person any non-public information with respect to, or take any other action to knowingly facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal, (iii) engage in discussions with any person with respect to any Acquisition Proposal, except to note the existence of this
Section 5.02(a), (iv) approve, endorse or recommend any Acquisition Proposal or
(v) enter into any letter of intent or any other Contract contemplating or otherwise relating to any Acquisition Proposal; provided, however, that prior to the adoption of this Agreement by the stockholders of the Company, this Section 5.02(a) shall not prohibit the Company from delivering or making available nonpublic information regarding the Company and the Company Subsidiaries to, or entering into discussions with, any person or group who has submitted (and not withdrawn) to the Company an unsolicited, written, bona fide Acquisition Proposal that the Board of Directors of the Company concludes in good faith (after consultation with its outside legal counsel and a financial advisor of national standing) is reasonably likely to result in a Superior Offer (as defined in Section 6.02(c)) if (1) neither the Company nor any Representative shall have violated any of the restrictions set forth in this Section 5.02(a) or 5.02(b), (2) the Company gives Parent written notice no later than twenty-four hours after receiving such Acquisition Proposal of the identity of such person or group and all of the material terms and conditions of such Acquisition Proposal and of the Company's intention to deliver or make available nonpublic information to, or enter into discussions with, such person or group, (3) prior to delivering or making available any such non-public information to, or entering into any such discussions with, such person or group, the Company receives from such person or group an executed confidentiality agreement containing terms at least as restrictive with regard to the Company's confidential information as the Confidentiality Agreement (as defined in Section 6.01(b) and (4) contemporaneously with delivering or making available any such nonpublic information to such person or group, the Company delivers such non-public information to Parent (to the extent such nonpublic information has not been previously delivered by the Company to Parent). The Company and the Company Subsidiaries will immediately cease any and all existing activities, discussions or negotiations with any parties conducted prior to the date of this Agreement with respect to any Acquisition Proposal. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding two sentences by any Representative shall be deemed to be a material breach of this Section 5.02(a) by the Company.

For purposes of this Agreement, "Acquisition Proposal" shall mean any offer or proposal (other than an offer or proposal by Parent) relating to, or involving:
(A) any acquisition or purchase from the Company or any Company Subsidiary by any person or "group" (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of more than a 15% interest in the total outstanding voting securities of such party or any of its subsidiaries or any tender offer or exchange offer that if consummated would result in any person or "group" (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) beneficially owning 15% or more of the total outstanding voting securities of the Company or any of the Company Subsidiaries; (B) any merger, consolidation, or similar transaction involving the Company or any Company Subsidiary; (C) any sale, lease, exchange, transfer, license, acquisition, or disposition of 15% or more of the assets of the Company or any Company Subsidiary; or (D) any liquidation or dissolution of the Company or any Company Subsidiary.

         (b) In addition to the obligations of the Company set forth in paragraph (a) of this Section 5.02, the Company shall as promptly as practicable and in any event within twenty-four hours advise Parent orally and in writing of any request for non-public information which the Company reasonably believes may lead to an Acquisition Proposal or of any Acquisition Proposal, or any inquiry with respect to or which the Company reasonably believes may lead to any Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the person or group making any such request, Acquisition Proposal or inquiry. The Company will (i) keep Parent informed as promptly as practicable in all material respects of the status and details (including any amendments, modifications or proposed amendments or modifications) of any such request, Acquisition Proposal or inquiry and (ii) provide to Parent as promptly as practicable a copy of all written and other materials and information provided to the Company in connection with any such request, Acquisition Proposal or inquiry.

         (c) Notwithstanding the foregoing or anything in this Agreement or the Confidentiality Agreement to the contrary, Parent and the Company and each representative of Parent and the Company may disclose to any and all persons, without limitation of any kind, the Tax treatment and any facts that may be relevant to the Tax structure of an Acquisition Proposal with respect to the Company beginning on the earliest of (i) the date of the public announcement of discussions relating to such Acquisition Proposal, (ii) the date of public announcement of such Acquisition Proposal, or (iii) the date of the execution of an agreement (with or without conditions) to enter into such Acquisition Proposal, provided, however, that neither Parent nor any representative of Parent may disclose any other information that is not relevant to understanding the Tax treatment and Tax structure of such Acquisition Proposal (including the identity of any party and any information that could lead another to determine the identity of any party), or any other information to the extent that such disclosure could reasonably result in a violation of any federal or state securities laws.

5.03. Certain Company Liabilities. The Company agrees that prior to the Closing Date, (i) the Company shall cause the persons identified in Part I of Schedule
5.03 to either settle completely or enter into binding written agreements with the Company, the terms of which are acceptable to Parent in its sole discretion, with respect to the final resolution and release of all claims in the matters referenced in Part I of such schedule; and (ii) the Company shall have used its reasonable commercial efforts from and after the date of this Agreement to the Closing Date to cause the

Persons identified in Part II of Schedule 5.03 to settle completely or enter into binding written agreements with the Company, the terms of which are acceptable to Parent in its sole discretion, with respect to the final resolution and release of all claims in the matters referenced in Part II of such schedule. The Company shall not incur any obligation to pay any amount in excess of $1,150,000 in the aggregate with respect to the resolution and release of the matters identified in clause (i) of the preceding sentence.

5.04. Employee Confidentiality. The Company and each of the Company Subsidiaries shall use commercially reasonable efforts to obtain from each of its employees prior to the Closing a confidentiality agreement in substantially the form of
Exhibit 5.04 attached hereto.

5.05. Company Audit. The Company shall use commercially reasonable efforts to have its financial statements for the fiscal year ended December 31, 2003, audited by its current independent accounting firm prior to the Closing or such earlier date as such audited financial statements are required to be filed with the SEC.

5.06. Parent Audit. Parent shall use commercially reasonable efforts to have its financial statements for the fiscal year ended December 31, 2003, audited by its current independent accounting firm prior to the Closing or such earlier date as such audited financial statements are required to be filed with the SEC.

                        ARTICLE VI. ADDITIONAL AGREEMENTS

6.01. Preparation of Proxy Statement/Prospectus; Registration Statement; Antitrust and Other Filings.

         (a) As promptly as practicable after the execution of this Agreement, Parent and the Company will prepare and file with the SEC, the Proxy Statement/Prospectus and Parent will prepare and file with the SEC the Registration Statement in which the Proxy Statement Prospectus will be included as a prospectus. Each of the Company and Parent will provide each other with any information which may be required in connection with the preparation and filing of the Proxy Statement/Prospectus and the Registration Statement. Each of the Company and Parent will respond to any comments of the SEC, will use its respective commercially reasonable efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and Parent and the Company will cause the Proxy Statement/Prospectus to be mailed to their respective stockholders at the earliest practicable time after the Registration Statement IS declared effective by the SEC. Promptly after the date of this Agreement, each of the Company and Parent will prepare and file (i) with the United States Federal Trade Commission and the Antitrust Division of the United States Department of Justice Notification and Report Forms relating to the transactions contemplated herein as required by the HSR Act, as well as comparable pre-merger notification forms required by the merger notification or control Laws and regulations of any applicable jurisdiction, as agreed to by the parties (the "Antitrust Filings") and (ii) any other filings required to be filed by it under the Exchange Act, the Securities Act or any other federal, state or foreign Laws relating to the Merger and the transactions contemplated by this Agreement (the "Other Filings") The Company and Parent each shall promptly supply the other with any information which may be required in order to effectuate any filings pursuant to this Section 6.01.

         (b) Each of the Company and Parent will notify the other promptly (i) upon the occurrence of any event which is required to be set forth in an amendment or supplement to the Proxy Statement/Prospectus, the Registration Statement or any Antitrust Filing or Other Filing or (ii) upon the receipt of any comments from the SEC or its staff or any other government officials in connection with any filing made pursuant hereto and of any request by the SEC or its staff or any other government officials for amendments or supplements to the Registration Statement, the Proxy Statement/Prospectus or any Antitrust Filings or Other Filings or for additional information and will supply the other with copies of all correspondence between such `party or any of its Representatives, on the one hand, and the SEC, or its staff or any other government officials, on the other hand, with respect to the Registration Statement, the Proxy Statement/Prospectus, the Merger or any Antitrust Piling or Other Piling. Except where prohibited by applicable legal requirements, and subject to the mutual confidentiality agreement between the Company and the Parent (the "Confidentiality Agreement"), each of the Company and Parent shall consult with the other prior to taking a position with respect to any such filing, shall permit the other to review and discuss in advance, and consider in good faith the views of the other in connection with any analyses, appearances, presentations, memoranda, briefs, white papers, arguments, opinions and proposals before making or submitting any of the foregoing to any Governmental Entity by or on behalf of any party hereto in connection with any investigations or proceedings in connection with this Agreement or the transactions contemplated hereby (including under any antitrust or fair trade legal requirement), coordinate with the other in preparing and exchanging such information and promptly provide the other (and its counsel) with copies of all filings, presentations or submissions (and a summary of any oral presentations) made by such party with any Governmental Entity in connection with this Agreement or the transactions contemplated hereby; provided that with respect to any such filing, presentation or submission, each of Parent and the Company need not supply the other (or its counsel) with copies (or in case of oral presentations, a summary) to the extent that any law, treaty, rule or regulation of any Governmental Entity applicable to such party requires such party or its subsidiaries to restrict or prohibit access to any such properties or information or where such properties or information is subject to the attorney-client privilege (it being understood that the participation and cooperation contemplated herein is not intended to constitute, nor shall be deemed to constitute, any form of direct or indirect waiver of the attorney-client privilege maintained by any party hereto). Each of the Company and Parent will cause all documents that it is responsible for filing with the SEC or other regulatory authorities under this Section 6.01 to comply in all material respects with all applicable requirements of law and the rules and regulations promulgated thereunder.

6.02. Meeting of Company Stockholders; Board Recommendation.

         (a) Promptly after the date hereof, the Company will take all action necessary in accordance with the DGCL and its Certificate of Incorporation and By-laws to convene and hold the Company Stockholders' Meeting to be held as promptly as practicable, and in any event (to the extent permissible under applicable law) within 45 days after the declaration of effectiveness of the Registration Statement, for the purpose of voting upon adoption of this Agreement. Parent and the Company shall use all reasonable efforts to hold their respective stockholder meetings on the same date. Unless the Board of Directors of the Company has made a Company Change of Recommendation (as defined in Section 6.02(c)), the Company will use its commercially reasonable efforts to solicit from its stockholders proxies in favor of the adoption of this

Agreement, and the Company will take all other action necessary or advisable to obtain such approvals and to secure the vote or consent of its stockholders required by the DGCL, its Certificate of Incorporation and By-laws or any other applicable requirement. Notwithstanding anything to the contrary contained in this Agreement, but subject to applicable Law, the Company may adjourn or postpone the Company Stockholders' Meeting to the extent necessary to ensure that any necessary supplement or amendment to the Proxy Statement/Prospectus is provided to the Company's stockholders in advance of a vote on the Merger and this Agreement or, if as of the time for which the Company Stockholders' Meeting is originally scheduled (as set forth in the Proxy Statement/Prospectus) there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Stockholders' Meeting. The Company shall ensure that the Company Stockholders' Meeting is called, noticed, convened, held and conducted, and that all proxies solicited by the Company in connection with the Company Stockholders' Meeting are solicited, in compliance with the DGCL, its Certificate of Incorporation and By-laws, and all other applicable legal requirements. The Company's obligation to call, give notice of, convene and hold the Company Stockholders' Meeting in accordance with this Section 6.02(a) shall not be limited to or otherwise affected by the commencement, disclosure, announcement or submission to the Company of any Acquisition Proposal or Superior Offer (as defined below), or by any Company Change of Recommendation.

         (b) Subject to Section 6.02(c): (i) the Board of Directors of the Company shall unanimously (except for Michael Falk, who may abstain from voting) recommend that the Company's stockholders adopt this Agreement at the Company Stockholders' Meeting; (ii) the Proxy Statement/Prospectus shall include a statement to the effect that the Board of Directors of the Company has recommended that the Company's stockholders vote in favor of the adoption of this Agreement at the Company Stockholders' Meeting; and (iii) neither the Board of Directors of the Company nor any committee thereof shall withhold, withdraw, amend or modify, or propose or resolve to withhold, withdraw, amend or modify in a manner adverse to Parent, its recommendation that the Company's stockholders vote in favor of adoption of this Agreement.

         (c) Nothing in this Agreement shall prevent the Board of Directors of the Company from withholding, withdrawing, amending or modifying its recommendation in favor of adoption of this Agreement (any of the foregoing actions, a "Company Change of Recommendation") if the Board of Directors of the Company concludes in good faith, after consultation with its outside counsel, that such Company Change of Recommendation is required for the Board of Directors of the Company to comply with its fiduciary obligations to the Company's stockholders under applicable Law. The Board of Directors of the Company may, in the case of a Superior Offer, terminate this Agreement in accordance with Section 8.01(j) hereof, or make a Company Change of Recommendation, if, prior to the Company Stockholders' Meeting, (i) a Superior Offer is made to the Company and is not withdrawn, (ii) the Company shall have provided written notice to Parent no later than three business days after receiving such Superior Offer (a "Notice of Superior Offer") advising Parent that the Company has received a Superior Offer and that it intends (or may intend) to terminate this Agreement and/or change its recommendation and the manner and timing in which it intends (Or may intend) to do so, specifying all of the material terms and conditions of such Superior Offer and identifying the person or entity making such Superior Offer, (iii) Parent shall not have, within three business days of Parent's receipt of the Notice of Superior Offer, made an offer that the Board of Directors of the Company determines in its good faith judgment (after consultation with a financial advisor of national standing) to be at least as favorable to the Company's stockholders as such Superior Offer (it being agreed that the Board of Directors of the Company shall convene a meeting to consider any such offer by Parent promptly following the receipt thereof), and (iv) the Company shall not have breached any of the restrictions set forth in Section 5.02(a), 5.02(b) or this Section 6.02. The Company shall provide Parent with the same amount of prior notice provided to the members of the Company's Board of Directors or any committee thereof (but in no event less than twenty-four (24) hours) of any meeting of the Company's Board of Directors or any committee thereof at which the Company's Board of Directors or any committee thereof is reasonably expected to consider any Acquisition Proposal to determine whether such Acquisition Proposal is a Superior Offer. Nothing contained in this Section 6.02(c) shall limit the Company's obligation to hold and convene the Company Stockholders' Meeting (regardless of whether there shall have been a Company Change of Recommendation).

For purposes of this Agreement, "Superior Offer" shall mean an unsolicited, bona fide written offer made by a third party to acquire, directly or indirectly, pursuant to a tender offer, exchange offer, merger, consolidation or other business combination, all or substantially all of the assets of the Company or the Company Subsidiaries or a majority of the total outstanding voting securities of the Company or any of the Company Subsidiaries, with respect to which the Board of Directors of the Company has in good faith concluded (following consultation with its outside legal counsel and its financial advisor), taking into account, among other things, all legal, financial, regulatory and other aspects of the offer and the person making the offer, that the offer is more favorable to the Company's stockholders (in their capacities as stockholders) than the terms of the Merger, that the person making the offer has secured or is reasonably likely to secure all financing necessary to consummate the transactions contemplated by the offer and that the transactions contemplated by the offer are otherwise reasonably capable of being consummated.

         (d) Nothing contained in this Agreement shall prohibit the Company or its Board of Directors, or any committee thereof, from taking and disclosing to its stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act; provided, however, that the Board of Directors of the Company shall comply with Sections 5.02(a) and 5.02(b) prior to taking and disclosing such position. Nothing in this Agreement shall prohibit the members of the Board of Directors of the Company from exercising their duties of disclosure and candor under applicable Law. The Company's obligation to call, give notice of, convene and hold the Company Stockholders' Meeting in accordance with Section 6.02(a) shall not be limited to or otherwise affected by the commencement, disclosure, announcement or submission to the Company of any Acquisition Proposal or Superior Offer (as defined below), or by any Company Change of Recommendation.

6.03. Meeting of Parent Stockholders; Board Recommendation.

         (a) Promptly after the date hereof, Parent will take all action necessary in accordance with the FBCA and its Articles of Incorporation and By-laws to convene and hold the Parent Stockholders' Meeting to be held as promptly as practicable, and in any event (to the extent permissible under applicable law) within 45 days after the declaration of effectiveness of the Registration Statement, for the purpose of voting upon the approval of the issuance of Parent

Common Stock in connection with the Merger and in connection with the Parent Financing. Unless the Board of Directors of Parent has made a Parent Change of Recommendation (as defined in Section 6.03(c)), Parent will use its commercially reasonable efforts to solicit from its stockholders proxies in favor of the approval of the issuance of Parent Common Stock in connection with the Merger and in connection with the Parent Financing and the approval of the amendment to the Articles of Incorporation of Parent to increase the number of authorized shares of Parent Common Stock to 30 million shares, and Parent will take all other action necessary or advisable to obtain such approvals and to secure the vote or consent of its stockholders required by the rules of the Nasdaq Stock Market, the FBCA and its Articles of Incorporation and By-laws. Notwithstanding anything to the contrary contained in this Agreement, Parent may adjourn or postpone the Parent Stockholders' Meeting to the extent necessary to ensure that any necessary supplement or amendment to the Proxy Statement/Prospectus is provided to Parent's stockholders in advance of a vote on the approval of the issuance of Parent Common Stock in connection with the Merger, in connection with the Parent Financing and in connection with the amendment of the Articles of Incorporation of Parent, or, if as of the time for which the Parent Stockholders' Meeting is originally scheduled (as set forth in the Proxy Statement/Prospectus) there are insufficient shares of Parent Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Parent Stockholders' Meeting. Parent shall ensure that the Parent Stockholders' Meeting is called, noticed, convened, held and conducted, and that all proxies solicited by Parent in connection with the Parent Stockholders' Meeting are solicited, in compliance with the FBCA, its Articles of Incorporation and By-laws, the rules of the Nasdaq Stock Market and all other applicable legal requirements. Parent's obligation to call, give notice of, convene and hold the Parent Stockholders' Meeting in accordance with this Section 6.03(a) shall not be limited to or otherwise affected by any withholding, withdrawal, amendment or modification of the recommendation of the Board of Directors of Parent with respect to the Parent Stockholder Approval.

         (b) Subject to Section 6.03(c): (i) the Board of Directors of Parent shall unanimously (expect for Michael Falk, who may abstain from voting with respect to clauses (x), (y) and (z) below and Braden Kelly, who may abstain from voting with respect to clause (y) below) recommend that Parent's stockholders vote in favor of (x) the approval of the issuance of Parent Common Stock in connection with the Merger at the Parent Stockholders' Meeting, (y) the approval of the issuance of Parent Common Stock in connection with the Parent Financing at the Parent Stockholders' Meeting and (z) the approval of the amendment to the Articles of Incorporation of Parent to increase the number of authorized shares of Parent Common Stock to 30 million shares; (ii) the Proxy Statement/Prospectus shall include a statement to the effect that the Board of Directors of Parent has recommended that Parent's stockholders vote in favor of the approval of the issuance of Parent Common Stock in connection with the Merger at the Parent Stockholders' Meeting and in favor of the approval of the amendment to the Articles of Incorporation of Parent to increase the number of authorized shares of Parent Common Stock to 30 million shares; and (iii) neither the Board of Directors of Parent nor any committee thereof shall withhold, withdraw, amend or modify, or propose or resolve to withhold, withdraw, amend or modify in a manner adverse to the Company, the recommendation of the Board of Directors of Parent that Parent's stockholders vote in favor of and approve the issuance of Parent Common Stock in connection with the Merger and in connection with the Parent Financing and in favor of the approval of the amendment to the Articles of Incorporation of Parent to increase the number of authorized shares of Parent Common Stock to 30 million shares.

         (c) Nothing contained in this Agreement shall prohibit Parent or its Board of Directors from taking and disclosing to its stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act. Nothing in this Agreement shall prohibit the members of the Board of Directors of Parent from exercising their duties of disclosure and candor under applicable Law. Parent's obligation to call, give notice of, convene and hold Parent's stockholders meeting in accordance with Section 6.03(a) shall not be limited to or otherwise affected by any Parent Change of Recommendation. Nothing in this Agreement shall prevent the Board of Directors of Parent from withholding, withdrawing, amending or modifying its recommendation in favor of adoption of this Agreement and the other proposals included in the Parent Stockholder Approval (any of the foregoing actions, a "Parent Change of Recommendation") if the Board of Directors of Parent concludes in good faith, after consultation with its outside counsel, that such Parent Change of Recommendation is required for Parent to comply with its fiduciary obligations to Parent's shareholders under applicable Law.

6.04. Access to Information; Confidentiality. The Company and the Parent shall, and shall cause each of their respective subsidiaries to, afford to the other, and the other's officers, employees, accountants, counsel, financial advisors and other representatives, upon reasonable notice, reasonable access during normal business hours during the period prior to the Effective Time to all their respective properties, books, contracts, commitments, personnel and records and, during such period, the Company and the Parent shall, and shall cause each of its subsidiaries to, furnish promptly to the other (a) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of Federal or state securities Laws and (b) all other information concerning its business, properties and personnel as the other may reasonably request; provided, however, that Parent or the Company, as the case may be, may withhold the documents and information described in the Company Disclosure Schedule or the Parent Disclosure Schedule, as the case may be, to the extent required to comply with the terms of a confidentiality agreement with a third party in effect on the date of this Agreement provided further, that the Company or the Parent, as the case may be, shall use all reasonable efforts to obtain, as promptly as practicable, any consent from such third party required to permit it to furnish such documents and information to the other party.

6.05. Reasonable Efforts; Notification.

         (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties shall use all reasonable efforts to take, or cause to be taken, all reasonable actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things reasonably necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger, including (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the Merger, including, when reasonable, seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed and (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated hereby and to fully carry out the purposes of this Agreement; provided, however, that the obligations set forth in this sentence shall not be deemed to have been breached as a result of actions by the Company expressly permitted under Section 5.02(b). In connection with and without limiting the foregoing, the Company and the Company Board shall (i) take all action necessary to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to any Transaction or this Agreement and (ii) if any state takeover statute or similar statute or regulation becomes applicable to this Agreement, take all action necessary to ensure that the Merger may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Merger. Nothing in this Agreement shall be deemed to require any party to waive any substantial rights or agree to any substantial limitation on its operations, to dispose of any significant asset or collection of assets or breach any material agreement to which it is a party.

         (b) The Company shall give prompt notice to Parent, and Parent or Sub shall give prompt notice to the Company, of (i) any representation or warranty made by it contained in this Agreement that is qualified as to materiality becoming untrue or inaccurate in any respect or any such representation or warranty that is not so qualified becoming untrue or inaccurate in any material respect or (ii) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

6.06. Takeover Statutes. No party hereto shall take any action that would cause the transactions contemplated by this Agreement to be subject to any Takeover Statute. If any Takeover Statute is or may become applicable to the Merger or the other transactions contemplated by this Agreement, each of Parent and the Company and their respective Boards of Directors shall grant such approvals and take such lawful actions as are necessary and possible to ensure that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such statute and any regulations promulgated thereunder on such transactions.

6.07. Benefits and Benefit Plans.

         (a) From and after the Effective Time and except as otherwise provided herein, Parent shall cause the Company or the Surviving Corporations as applicable, to honor in accordance with their respective terms (as in effect on the date of this Agreement), all the Company's employment, severance and termination agreements, plans and policies disclosed in the Company Disclosure Schedule, including any change in control provisions contained therein.

         (b) With respect to any "employee benefit plan", as defined in Section 3(3) of ERISA, maintained by Parent or any of its subsidiaries (including any severance plan), for all purposes, including determining eligibility to participate and vesting, service with the Company or any Company Subsidiary shall be treated as service with Parent or any of its subsidiaries; provided, however, that such service need not be recognized to the extent that such recognition would result in any duplication of benefits.

         (c) All Company employees who remain as employees after Closing shall either be afforded the same benefits which the other employees of Parent and its Subsidiaries have without any requirement as to vesting or lapse of time or they shall continue to have the same benefits which were afforded to them by the Company prior to Closing.

6.08. Indemnification by Parent.

         (a) From and after the Effective Time, Parent will cause the Surviving Corporation to fulfill and honor in all respects the obligations of the Company pursuant to any indemnification Contracts between the Company and its directors and officers as of the Effective Time (the "Indemnified Parties") and any advancement of expenses or indemnification provisions under the Company's Certificate of Incorporation or By-laws as in effect on the date hereof, in each case, subject to applicable law. The Certificate of Incorporation and By-laws of the Surviving Corporation will contain provisions with respect to exculpation, advancement of expenses, and indemnification that are at least as favorable to the Indemnified Parties as those contained in the Certificate of Incorporation and By-laws of the Company as in effect on the date hereof, which provisions will not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who, immediately prior to the Effective Time, were directors, officers, employees or agents of the Company, unless such modification is required by law.

         (b) For a period of six years after the Effective Time, Parent shall maintain in effect a "tail policy" based on the current policies of directors' and officers' liability insurance maintained by the Company (provided that Parent may substitute therefor policies with reputable and financially sound carriers) with respect to claims arising from or related to facts or events which occurred at or before the Effective Time; provided, however, that the amount of the premium payments for a tail policy for the six years following the Effective Time shall be allocated between the Company and Parent as follows: the Company shall pay the amount that would be required to be paid in order to obtain from Parent's current insurer a two year tail policy, and Parent shall pay the difference between the cost of such a two year tail policy and the cost of the six year tail policy. All such premium payments for the two year tail policy shall be paid by the Company on or prior to the Closing Date, and on the Closing Date Parent shall be obligated to make premium payments for the remaining four years of the "tail policy." If the tail policy is canceled, Parent shall use commercially reasonable efforts to obtain a replacement tail policy at no greater expense to Parent than Parent would otherwise be required to incur under this paragraph.

         (c) The Company will maintain, through the Effective Time, the Company's existing directors' and officers' insurance in full force and effect without reduction of coverage.

         (d) In the event that Parent or the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors or assigns of Parent or the Surviving Corporation, as the case may be, shall succeed to the obligations set forth in this Section 6.08.

6.09. Public Announcements. Parent and Sub, on the one hand, and the Company, on the other hand, shall consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statements with respect to the Merger or this Agreement and shall not issue any such press release or make any such public statement prior to such consultation, except to the extent that counsel may advise the Company, Parent or Sub that such disclosure is required by applicable Law (including foreign regulations relating to competition), court process or by obligations pursuant to any listing agreement with any national securities exchange.

6.10. Transfer Taxes. All stock transfer, real estate transfer, documentary, stamp, recording and other similar Taxes (including interest, penalties and additions to any such Taxes) ("Transfer Taxes") incurred in connection with this Agreement and the Merger shall be paid by the party upon whom the primary burden for payment is placed by the applicable law. Each party shall cooperate with the other in preparing, executing and filing any Tax Returns with respect to such Transfer Taxes and shall use reasonable efforts to avail itself of any available exemptions from such Transfer Taxes, and shall cooperate in providing any information and documentation that may be necessary to obtain such exemptions.

6.11. Directors. At the Effective Time, the Board of Directors of Parent shall
(i) appoint one independent director of the Company selected by the Company to serve as a member of the Board of Directors of Parent, and (ii) appoint one additional independent director, who shall not be affiliated with Parent or the Company, identified by the Board of Directors of the Company, and who shall be reasonably acceptable to the Parent, to serve as a member of the Board of Directors of Parent. The Board of Directors of Parent shall not be required to effect any appointment or nomination to the extent any such action would be inconsistent with the fiduciary duties of the members of the Board of Directors.

6.12. Stockholder Litigation. The Company shall give Parent the opportunity to participate in the defense or settlement of any stockholder litigation against the Company and its directors relating to any litigation to which the Company is a party, and the Company shall not settle any such litigation without the prior consent of Parent, which shall not be unseasonably withheld, delayed or conditioned.

6.13. Section 16 Matters. The Company shall and, provided that the Company delivers to Parent the Section 16 Information (as defined below) in advance of the meeting of Parent's Board of Directors where such matters are scheduled to be discussed, Parent shall use all reasonable efforts (to the extent permitted under applicable law) to cause any disposition of Company Common Stock (including derivative securities with respect to Company Common Stock) or acquisitions of Parent Common Stock (including derivative securities with respect to Parent Common Stock) resulting from the transactions contemplated by this Agreement by each Company Insider to be exempt under Rule 16b-3 promulgated under the Exchange Act. "Section 16 Information" shall mean information regarding the Company Insiders, the number of shares of Company capital stock held by each such Company Insider and expected to be exchanged for Parent Common Stock in connection with the Merger, and the number and description of the Company Options held by each such Company Insider and expected to be converted into options for Parent Common Stock in connection with the Merger. "Company Insiders" shall mean those individuals who are or will be subject to the reporting requirement of Section 16(b) of the Exchange Act with respect to Parent or the Company.

6.14. Tax Treatment as Reorganization. Neither Parent, Sub nor the Company shall, and they shall not permit any of their respective subsidiaries to, take any action or cause any action to be taken prior to or following the Merger that would reasonably be expected to cause the Merger to fail to qualify as a reorganization with the meaning of Section 368(a) of the Code and shall use all reasonable efforts to cause the Merger to so qualify. Parent, Sub and the Company shall, and shall cause their respective subsidiaries to, take the position for all purposes that the Merger qualifies as a reorganization under that Section of the Code.

6.15. Company Affiliates; Restrictive Legend. The Company will use all reasonable efforts to deliver or cause to be delivered to Parent, as promptly as practicable on or following the date hereof, from each person listed on Schedule 3.23, an executed affiliate agreement pursuant to which such Affiliate shall agree to be bound by the provisions of Rule 145 in a form provided by Parent and reasonably acceptable to the Company. Parent will give stop transfer instructions to its transfer agent with respect to any Parent Common Stock received pursuant to the Merger by any such Company Affiliate, and there will be placed on the certificates representing such Parent Common Stock, or any substitutions therefor, an appropriate restrictive legend stating in substance that such shares were issued in a transaction to which Rule 145 promulgated under the Securities Act applies and that the transferability of such shares is therefore restricted but that such legend shall be removed by Parent upon receipt of an opinion of counsel that such legend may be removed.

6.16. Consents of Accountants. Parent and the Company will each use reasonable best efforts to cause to be delivered to each other consents from their respective independent auditors, dated the date on which the Registration Statement shall become effective, in form reasonably satisfactory to the recipient and customary in scope and substance for consents delivered by independent public accountants in connection with registration statements on Form S-4 under the Securities Act.

6.17. Additional Agreements. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable, whether under applicable Laws and regulations or otherwise, or to remove any injunctions or other impediments or delays, legal or otherwise, to consummate and make effective the Merger and the other transactions contemplated by this Agreement and the Ancillary Agreements. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or the Ancillary Agreements, the proper officers and directors of the Company and Parent shall use all reasonable efforts to take, or cause to be taken, all such necessary actions.

6.18. Cooperation. Parent and the Company shall together, or pursuant to an allocation of responsibility to be agreed upon between them, use commercially reasonable efforts to coordinate and cooperate (i) with respect to the timing of the Company Stockholders' Meeting and the Parent Stockholders' Meeting and shall use commercially reasonable efforts to hold such meetings on the same day, (ii) in determining whether any action by or in respect of, or filing with, any Governmental Entity is required, or any actions, consents approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements, and (iii) in seeking any such actions, consents, approvals or waivers or making any such filings, furnishing information required in connection therewith and timely seeking to obtain any such actions, consents approvals or waivers. Subject to the terms and conditions of this Agreement, Parent and the Company will each use its reasonable best efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after the Registration Statement is filed, and Parent and the Company shall, subject to applicable law, use commercially reasonable efforts to confer on a regular and frequent basis with one or more representatives of one another to report operational matters of significance to the Merger and the general status of ongoing operations insofar as relevant to the Merger, provided that the parties will not confer on any matter to the extent inconsistent with law.

6.19. Parent Financing. Prior to the Closing, Parent agrees to sell a sufficient number of shares of its authorized common stock at a price per share of not less than $13.50 in order to generate gross proceeds to Parent at or prior to Closing of $21,100,000 (the "Parent Financing"). In connection with and subject to the Closing, Parent agrees to contribute proceeds of the Parent Financing to the Company as an additional capital contribution in order to enable the Company to pay off in full the Company's debt to its lenders for whom Wachovia Bank acts as agent in an aggregate amount of not more than $18,000,000. In addition, in connection with and subject to the Closing, Parent agrees to cause the letter of credit currently issued by Wachovia for the benefit of CG Insurance Services, Inc. to be (a) replaced with a letter of credit on another bank, (b) replaced with other satisfactory collateral or (c) paid in full.

6.20. Company Software Licensing. Prior to the Closing, the Company agrees to obtain valid, continuing licenses for all of the Software that the Company or any of the Company Subsidiaries uses in the operation of its business as currently conducted as of the date of the Closing. Each such license shall be fully transferable to Parent in connection with the Merger. Such transfer shall be effective immediately as of the date of the Closing without payment of any further license fee, transfer fee, royalty or other remuneration not expressly agreed to in advance and in writing by Parent. Compliance with any terms or conditions precedent to the full effectiveness of such transfer shall be the sole and exclusive responsibility of the Company at its own sole expense and shall be completed prior to Closing. Without limiting the generality of the foregoing, the Company or one of the Company Subsidiaries, shall timely notify the licensor of the transfer in such form and manner as may be required pursuant to the terms of any license agreement applicable to such Software.

                        ARTICLE VII. CONDITIONS PRECEDENT

7.01. Conditions to Each Party's Obligation To Effect The Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

         (a) Stockholder Approvals. The Company Stockholder Approval shall have been obtained by the requisite vote of the stockholders of Company under applicable Law and the Company's Certificate of Incorporation and By-laws. The Parent Stockholder Approval shall have been obtained by the requisite vote of the stockholders of Parent under applicable law, the Parent's Articles of Incorporation and By-laws, and the applicable rules of the NASDAQ Stock Market.

         b) Registration Statement Effective; Proxy Statement. The SEC shall have declared the Registration Statement effective. No stop order suspending the effectiveness of the Registration Statement or any part thereof shall have been issued and no proceeding for that purpose, and no similar proceeding in respect of the Proxy Statement/Prospectus, shall have been initiated or threatened in writing by the SEC.

         (c) No Order; HSR Act; Governmental Consents. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger. All waiting periods, if any, under the HSR Act relating to the transactions contemplated hereby will have expired or been terminated. All material required approvals or consents of any Governmental Entity (including foreign antitrust approvals or consents) in connection with the Merger and the consummation of the other transactions contemplated hereby shall have been obtained.

         d) Nasdaq Listing. The shares of Parent Common Stock to be issued in connection with the Merger shall have been approved for listing on the Nasdaq Stock Market, subject to official notice of issuance.

         e) No Restraints. There shall not be pending or overtly threatened any action or proceeding by any Governmental Entity seeking to restrain or prohibit the Merger.

7.02. Additional Conditions to Obligations of Company. The obligation of the Company to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by Company:

         (a) Representations and Warranties. The representations and warranties of Parent and Sub contained in this Agreement, disregarding all qualifications and exceptions contained therein relating to materiality or material adverse effect or any similar standard or qualification, shall be true and correct as of the date of this Agreement and as of the Closing Date with the same force and effect as if made on the Closing Date (except that those representations and warranties which address matters only as of a particular date shall remain true and correct only as of such date), except where the failure of such representations or warranties to be true or correct would not have, individually or in the aggregate, a Parent Material Adverse Effect. The Company shall have received a certificate with respect to the foregoing signed on behalf of Parent by the Chief Executive Officer or Chief Financial Officer of Parent.

         (b) Agreements and Covenants. Parent and Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing Date, and Company shall have received a certificate to such effect signed on behalf of Parent by the Chief Executive Officer or Chief Financial Officer of Parent.

         c) Majority of the Minority. This Agreement shall have been adopted by the affirmative vote of the holders of at least a majority of the outstanding shares of the Company Common Stock voting at the Company Stockholder Meeting and not taking into account any votes cast by holders of the Series C Stock, by Commonwealth Associates, L.P. or any affiliates or officers or directors thereof, or any director or executive officer of the Company (the "Minority Stockholder Approval").

         d) Closing Certificate. Parent shall have furnished the Company with a certificate dated the Closing Date signed on behalf of it by the President of Parent to the effect that, to the actual knowledge of the President, the conditions set forth in Sections 7.02(a) and 7.02(b) have been satisfied.

         e) Material Adverse Effect. There shall not have occurred any event, change or effect having, individually or in the aggregate, a Parent Material Adverse Effect.

7.03. Additional Conditions to the Obligations of Parent and Sub. The obligations of Parent and Sub to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by
Parent:

         a) Representations and Warranties. The representations and warranties of Company contained in this Agreement, disregarding all qualifications and exceptions contained therein relating to materiality or material adverse effect or any similar standard or qualification, shall be true and correct as of the date of this Agreement and as of the Closing Date with the same force and effect as if made on the Closing Date (except that those representations and warranties which address matters only as of a particular date shall remain true and correct only as of such date), except where the failure of such representations or warranties to be true or correct would not have, individually or in the aggregate, a Company Material Adverse Effect (other than the representations and warranties set forth in Section 3.06(c) and 3.18(b), which shall be true and correct in all respects). It being understood that, for purposes of determining the accuracy of such representations and warranties, any update of or modification to the Company Disclosure Schedule made or purported to have been made after the execution of this Agreement shall be disregarded.

         (b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing Date.

         (c) Material Adverse Effect. There shall not have occurred any event, change or effect having, individually or in the aggregate, a Company Material Adverse Effect.

         (d) Intentionally Omitted.

         (e) Consents. All consents or approvals necessary to the consummation of the Merger including consents from parties to loans, contracts, leases or other agreements, shall have been obtained, other than consents the failure of which to obtain could not reasonably be expected to have a Company Material Adverse Effect.

         (f) Dissenting Stockholders. Holders of no more than ten percent (10%) of Company Common Stock shall have demanded appraisal of their shares pursuant to the DGCL.

         (g) Closing Certificate. The Company shall have furnished Parent with a certificate dated the Closing Date signed on behalf of it by the Chief Executive Officer of the Company to the effect that, to the actual knowledge of the Chief Executive Officer, the conditions set forth in Sections 7.03(a), (b), (c), and
(e) have been satisfied.

                 ARTICLE VIII. TERMINATION, AMENDMENT AND WAIVER

8.01. Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after the Parent Stockholder Approval or the Company Stockholder Approval:

         (a) by mutual written consent duly authorized by the Board of Directors of Parent and the Company;

         (b) by either the Company or Parent if the Merger shall not have been consummated by April 30, 2004 (the "Outside Date") for any reason; provided, however, that the right to terminate this Agreement under this Section 8.01(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a material breach of this Agreement;

         (c) by either the Company or Parent if a Governmental Entity shall have issued an order, decree or ruling or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which order, decree, ruling or other action is final and nonappealable; provided, however, that the party seeking to terminate this Agreement pursuant to this Section 8.01(c) shall have used commercially reasonable efforts to prevent the entry of and to remove such restraint;

         (d) by either the Company or Parent, if the Company Stockholder Approval shall not have been obtained by reason of the failure to obtain the required vote at the Company Stockholders' Meeting duly convened therefor or at any adjournment thereof; provided, however, that the right to terminate this Agreement under this Section 8.01(d) shall not be available to the Company where the failure to obtain such stockholder approval shall have been caused by the action or failure to act of such party and such action or failure to act constitutes a breach by such party of this Agreement;

         (e) by either the Company or Parent, if the Parent Stockholder Approval shall not have been obtained by reason of the failure to obtain the required vote at the Parent Stockholders' Meeting duly convened therefor or at any adjournment thereof; provided, however, that the right to terminate this Agreement under this Section 8.01(e) shall not be available to Parent where the failure to obtain such stockholder approval shall have been caused by the action or failure to act of such party and such action or failure to act constitutes a breach by such party of this Agreement;

         (f) by Parent (at any time prior to obtaining the Company Stockholder Approval by the required vote of the Company stockholders) if a Parent Triggering Event (as defined below) shall have occurred;

         (g) by the Company (at any time prior to obtaining the Parent Stockholder Approval by the required vote of Parent stockholders) if a Company Triggering Event (as defined below) shall have occurred;

         (h) by the Company, either (i) upon a breach of any representation, warranty, covenant or agreement on the part of Parent set forth in this Agreement, or if any representation or warranty of Parent shall have become untrue, in either case such that the conditions set forth in Section 7.02(a) or
Section 7.02(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, or (ii) if a Parent Material Adverse Effect shall have occurred; provided that if such inaccuracy in Parent's representations and warranties or breach by Parent, or a Parent Material Adverse Effect, is curable prior to the Outside Date by Parent, then the Company may not terminate this Agreement under this Section 8.01(h) for 30 days, with respect to an inaccuracy or breach, or 45 days, with respect to a Parent Material Adverse Effect, after delivery of written notice from the Company to Parent of such breach, inaccuracy or Parent Material Adverse Effect, if Parent continues to exercise all reasonable efforts to cure such breach, inaccuracy or Parent Material Adverse Effect (it being understood that the Company may not terminate this Agreement pursuant to this paragraph (h) if such breach by Parent or Parent Material Adverse Effect is cured during such 30 or 45-day period, or if the Company shall have materially breached this Agreement);

         (i) by Parent, either (i) upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Section 7.03(a) or
Section 7.03(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, or (ii) if a Company Material Adverse Effect shall have occurred; provided that if such inaccuracy in the Company's representations and warranties or breach by the Company, or Company Material Adverse Effect, is curable prior to the Outside Date by the Company, then Parent may not terminate this Agreement under this
Section 8.01(i) for 30 days, with respect to an inaccuracy or breach, or 45 days, with respect to a Company Material Adverse Effect, after delivery of written notice from Parent to the Company of such breach, inaccuracy or Company Material Adverse Effect, if the Company continues to exercise all commercially reasonable efforts to cure such inaccuracy, breach or Company Material Adverse Effect (it being understood that Parent may not terminate this Agreement pursuant to this paragraph (i) if such inaccuracy or breach by the Company or Company Material Adverse Effect is cured during such 30 or 45-day period, or if Parent shall have materially breached this Agreement).

         (j) by the Company, in respect of a Superior Offer in accordance with
Section 6.02(c);

         (k) by the Company, if the Parent does not mail the Proxy Statement/Prospectus to the Parent's stockholders by February 12, 2004; provided, that the Company has used all commercially reasonable efforts to mail the Proxy by such date;

         (1) by Parent, if the Company does not mail the Proxy
Statement/Prospectus to the Company's stockholders by February 12, 2004; provided, that Parent has used all commercially reasonable efforts to mail the Proxy by such date;

For the purposes of this Agreement, a "Company Triggering Event" shall be deemed to have occurred if: (i) Parent's Board of Directors or any committee thereof shall for any reason have withheld, withdrawn, amended or modified in a manner adverse to the Company its recommendation in favor of the issuance of Parent Common Stock in connection with the Merger; (ii) Parent shall have failed to include in the Proxy Statement/Prospectus the recommendation of Parent's Board of Directors in favor of the issuance of Parent Common Stock in connection with the Merger; or (iii) Parent's Board of Directors fails to reaffirm (publicly, if so requested) its recommendation in favor of the issuance of Parent Common Stock in connection with the Merger within 10 business days after the Company requests in writing that such recommendation be reaffirmed.

For the purposes of this Agreement, a "Parent Triggering Event" shall be deemed to have occurred if: (i) the Company's Board of Directors or any committee thereof shall for any reason have withheld, withdrawn, amended or modified in a manner adverse to Parent its recommendation in favor of adoption of this Agreement; (ii) the Company shall have failed to include in Proxy Statement/Prospectus the recommendation of the Company's Board of Directors or any committee thereof in favor of adoption of this Agreement; (iii) the Company's Board of Directors or any committee thereof fails to reaffirm its recommendation in favor of adoption of this Agreement within 10 business days after Parent requests in writing that such recommendation be reaffirmed; (iv) the Company's Board of Directors or any committee thereof shall have approved or publicly recommended any Acquisition Proposal; (v) the Company shall have entered into any letter of intent or other contract accepting any Acquisition Proposal; (vi) the Company shall have breached any of the provisions of Sections
5.02 or 6.02; or (vii) a tender or exchange offer relating to securities of the Company shall have been commenced by a person unaffiliated with Parent, and the Company shall not have sent to its security holders pursuant to Rule 14e-2 promulgated under the Exchange Act, within 10 business days after such tender or exchange offer is first published sent or given, a statement disclosing that the Company recommends rejection of such tender or exchange offer.

8.02. Notice of Termination; Effect of Termination. Any proper termination of this Agreement under Section 8.01 above will be effective immediately upon the delivery of written notice of the terminating party to the other parties hereto. In the event of the termination of this Agreement as provided in Section 8.01, this Agreement shall be of no further force or effect, except (i) as set forth in this Section 8.02, Section 8.03 and Article IX, each of which shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any party from liability for any willful breach of this Agreement. No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms.

8.03. Fees and Expenses.

         (a) General. Except as set forth in this Section 8.03, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby ("Transaction

Expenses") shall be paid by the party incurring such expenses whether or not the Merger is consummated; provided, however, that Parent and the Company shall share equally (i) all fees and expenses, other than attorneys' and accountants' fees and expenses, incurred in relation to the printing and filing with the SEC of the Proxy Statement/Prospectus (including any preliminary materials related thereto) and the Registration Statement (including financial statements and exhibits) and any amendments or supplements thereto and (ii) the filing fee(s) for the Antitrust Filings, in each case pursuant to Section 6.01.

         (b) Company Payments. In the event that this Agreement is terminated
(i) pursuant to Section 8.01(f) or Section 8.01(j), or (ii) as a result of the failure of the Company to obtain the Company Stockholder Approval if (A) prior to such termination, an Acquisition Proposal with respect to the Company was publicly disclosed and (B) within 12 months following the termination of this Agreement, either an Acquisition (as defined in Section 8.03(c)) with respect to the Company is consummated, or the Company enters into a Contract providing for an Acquisition which is later consummated (whether during or after such 12-month period), then the Company shall pay to Parent a fee equal to $2,000,000, in immediately available funds promptly but in no event later than two business days after the date of such termination, if terminated pursuant to clause (i) above, or two business days after the consummation of such Acquisition, if terminated pursuant to clause (ii) above. In the event that (I) the Company obtains the Company Stockholder Approval but does not obtain the Minority Stockholder Approval, and (II) the Company does not waive the condition to Closing set forth in Section 7.02(c) in such a manner as to allow the Closing to occur, then the Company shall immediately reimburse Parent for all Transaction Expenses incurred by Parent, including without limitation Parent's portion of the shared Transaction Expenses under Section 8.03(a), up to a maximum amount of $500,000 upon Parent's submission of reasonable documentation of such expenses to the Company.

         (c) Acknowledgements. The Company and Parent acknowledge that (i) the agreements contained in Section 8.03(b) are an integral part of the transactions contemplated by this Agreement, (ii) the amount of, and the basis for payment of, the termination fee described therein is reasonable and appropriate in all respects, and (iii) without this agreement, Parent would not enter into this Agreement. Accordingly, if the Company fails to pay in a timely manner the termination fee due pursuant to Section 8.03(b), and, in order to obtain such payment, Parent makes a claim that results in a judgment for the amount set forth in Section 8.03(b), the Company shall pay Parent's costs and expenses (including reasonable attorneys' fees and expenses) in connection with such suit, together with interest on the amount set forth in Section 8.03(b) at the prime rate of Bank of America, N.A. in effect on the date such payment was required to be made. Payment of the fee described in Section 8.03(b) shall not be in lieu of damages incurred in the event of breach of this Agreement.

For the purposes of this Agreement, an "Acquisition" shall mean any of the following transactions (other than the transactions contemplated by this Agreement); (i) a merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or Parent, as applicable, pursuant to which the stockholders of the Company or Parent, as applicable, immediately preceding such transaction hold less than 85% of the aggregate equity interests in the surviving or resulting entity of such transaction, (ii) a sale or other disposition by the Company or Parent or its subsidiaries of assets (in a transaction or series of transactions) representing in excess of 50% of the aggregate fair market value of the

Company's or Parent's business immediately prior to such sale, or (iii) the acquisition by any person or group (including by way of a tender offer or an exchange offer or issuance by the Company or Parent), directly or indirectly, of beneficial ownership or a right to acquire beneficial ownership of shares representing in excess of 50% of the voting power of the then outstanding shares of capital stock of the Company or Parent.

8.04. Amendment. Subject to applicable law, this Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of Parent and the Company; provided, however, that after any such approval, no amendment shall be made which by law or in accordance with the rules of any relevant stock exchange or the Nasdaq Stock Market requires further approval by such stockholders without such further stockholder approval. This Agreement may not be amended except by execution of an instrument in writing signed on behalf of each of Parent, Sub and the Company.

8.05. Extension; Waiver. Any time prior to the Effective Time any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, except that Parent may not extend for the benefit of Sub and vice versa, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The agreement of Parent to any extension or waiver shall be deemed to be the agreement of Sub to such extension or waiver. Delay in exercising any right under this Agreement shall not constitute a waiver of such right.

                         ARTICLE IX. GENERAL PROVISIONS

9.01. Nonsurvival of Representations and Warranties and Liability for Breach Prior to Closing. Except as provided in the last sentence of this Section 9.01, none of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. Except as set forth in Section 8.03(b) above, in the event of termination of this Agreement as provided in Section 8.01, there shall be no liability or obligation on the part of Parent, Sub or the Company, or their respective officers, directors, stockholders or affiliates; provided, however, that nothing herein shall relieve any party from liability from the intentional or willful breach by a party of any of its representations, warranties, covenants or agreements set forth in this Agreement or fraud; and provided that the provisions of this Section 9.01, Section 8.03 and Section 6.04 of this Agreement and the confidentiality provisions set forth herein and in the Confidentiality Agreement shall remain in full force and effect and survive any termination of this Agreement. This Section 9.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

9.02. Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given (i) seven days after mailing by certified mail, (ii) when delivered by hand, (iii) upon confirmation of receipt by telecopy or (iv) one business day after sending by overnight delivery service, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

         (a) if to Parent or Sub, to

                           ProxyMed, Inc.
                           2555 Davie Road, Suite 110
                           Fort Lauderdale, Florida 33317
                           Attention:       President
                           Facsimile:       (954) 473-2341

                           with a copy to:

                           Holland & Knight LLP
                           701 Brickell Avenue, Suite 3000
                           Miami, Florida 33131
                           Attention:       Rodney H. Bell, Esq.
                           Facsimile:       305-789-7799

         (b) if to the Company, to

                           PlanVista Corporation
                           4010 Boy Scout Boulevard, Suite 200
                           Tampa, Florida 33607
                           Attention:
                           Facsimile:

                           with a copy to:

                           Fowler White Boggs Banker P.A.
                           501 E. Kennedy Blvd., Suite 1700
                           Tampa, FL 33602
                           Attention:       David C. Shobe, Esq.
                           Facsimile:       813-228-9401

9.03. Definitions. For purposes of this Agreement:

         "Ancillary Agreements" means any and all other agreements, documents, and certificates required under Sections 7.01(e) and 7.03 of this Agreement.

         A "key employee" means an employee of the Company or any Company Subsidiary or Parent or Parent Subsidiary, as the case may be, listed on
Schedule 9.03.

         A "person" means any individual, firm, corporation, partnership, company, limited liability company, trust, joint venture, association, Governmental Entity or other entity.

         A "subsidiary" means in reference to any particular party, a corporation with respect to which the party either (i) is required to consolidate the reporting of its financial information in accordance with GAAP, or (ii) is a beneficial owner of either at least a majority of any class of the corporation's securities or securities of the corporation representing at least a majority of the voting power of all the corporation's outstanding securities that are entitled to vote in the election of its directors.

         "knowledge" of any specified corporation means the actual knowledge of any director or executive officer of such corporation, and unless otherwise specified also includes any knowledge that should have been obtained by any director or executive officer of such corporation after reasonable inquiry.

9.04. Interpretation; Disclosure Schedules. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." Any matter disclosed in any section of the Company Disclosure Schedule shall be deemed disclosed only for the purposes of the specific Sections of this Agreement to which such section relates.

9.05. Severability, If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

9.06. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

9.07. Entire Agreement, No Third-Party Beneficiaries. This Agreement, taken together with the Company Disclosure Schedule, Parent Disclosure Schedule, the Confidentiality Agreement and the Ancillary Agreements (a) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the transactions contemplated hereby, and (b)except for the provisions of Section 6.08, are not intended to confer upon any person other than the parties any rights or remedies.

9.08. Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of Laws thereof.

9.09. Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

9.10. Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Delaware Court of Chancery or any Federal court located in the State of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of the Delaware Court of Chancery or any Federal court located in the State of Delaware in the event any dispute arises out of this Agreement or the Merger, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (c) agrees that it will not bring any action arising out of or relating to this Agreement or the Merger in any court other than the Delaware Court of Chancery or any Federal court sitting in the State of Delaware. To the extent that a party to this Agreement is not otherwise subject to service of process in the State of Delaware, such party hereby appoints The Corporation Trust Company, 1209 Orange Street, Wilmington, DE 19801, as such party's agent in the State of Delaware for acceptance of legal process and agrees that service made on such agent shall have the same legal effect as if served upon such party personally within the State of Delaware.

9.11. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OP OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

9.12. Consents. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in Sections 8.04 and 8.05. Sub hereby agrees that any consent or waiver of compliance given by Parent hereunder shall be conclusively binding upon it, whether given expressly on its behalf or not.

9.13. Other Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

            [THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

         IN WITNESS WHEREOF, Parent, Sub and the Company have duly executed this Agreement, all as of the date first written above.

                                 ProxyMed, Inc.


                                 By:
                                    -----------------------------------------
                                     Name:
                                     Title:


                                 Planet Acquisition Corp.


                                    -----------------------------------------
                                     Name:
                                     Title:


                                 PlanVista Corporation


                                    -----------------------------------------
                                     Name:
                                     Title: